As filed with the Securities and Exchange Commission on December 18, 2003

                                       Registration Number


                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM SB-2

                          REGISTRATION STATEMENT
                                 UNDER THE
                          SECURITIES ACT OF 1933

                            (Amendment No. __)



                         Rascals International, Inc.
        ___________________________________________________________
                (Name of Small Business Issuer in its Charter)

      Delaware                       7900                        84-1195628
 ---------------------------------------------------------------------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                          EDUARDO RODRIGUEZ, CHAIRMAN
                          Rascals International, Inc.
                       414 Eagle Rock Avenue, Suite 308
                            West Orange, NJ 07052
                                (973) 243-8080
    -------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)


                      _________________________________

                                   Copy to


                             ROBERT BRANTL, ESQ.
                             322 Fourth Street
                             Brooklyn, NY 11215
                             Attorney for Issuer
                               (718) 768-6045
                      _________________________________

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                                                   Proposed
Title of Each                      Proposed        Maximum
Class of         Amount            Maximum         Aggregate     Amount of
Securities To    to be             Offering Price  Offering      Registration
Be Registered    Registered (1)    Per Share (2)   Price (2)     Fee
-----------------------------------------------------------------------------
Common Stock,
 $.001 par
 value           51,532,076           $0.215       $11,079,397     $896.33


(1) The amount to be registered is the sum of (a) 4,071,231 shares to be offered by the Selling Shareholders and (b) 47,460,845 shares which would be issued to Cornell Capital Partners if all shares that may be put to Cornell Capital Partners under the Equity Line of Credit Agreement were put to it at a purchase price based on the closing bid price on December 15, 2003.

(2) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $0.215, the closing price of the Common Stock reported on the OTC Bulletin Board on December 15, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                       RASCALS INTERNATIONAL, INC.

                                Common Stock
                              4,071,231 Shares

     Eight shareholders of Rascals International, Inc. are offering shares of Rascals common stock to the public by means of this prospectus.

     Rascals' common stock is quoted on the OTC Bulletin Board under the trading symbol "RSCA.OB."

     The eight shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Rascals common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     Purchase of Rascals common stock involves substantial risk. Please see "Risk Factors," which begins on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is December   , 2003



                              TABLE OF CONTENTS



PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-3-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-5-

YOU SHOULD NOT RELY ON
FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . .-8-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-8-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-8-
     Market for the Common Stock . . . . . . . . . . . . . . .-9-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . -10-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -15-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     Executive Compensation. . . . . . . . . . . . . . . . . -22-
     Other Transactions Between Rascals and its Management . -25-
     Limitation of Liability and Indemnification . . . . . . -27-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -28-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -29-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -31-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -33-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -33-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -33-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -35-



                              PROSPECTUS SUMMARY

Rascals International, Inc.

     Rascals International, Inc. is a Delaware corporation. Rascals is engaged in the business of owning and/or operating comedy clubs. One of its current comedy clubs and one which is under construction are integrated into restaurants that Rascals operates. The rest of Rascals comedy clubs are located in hotels or entertainment venues. Rascals also owns a library of comedic performances recorded in its clubs. Rascals licenses this library to distributors for replay or reprint.

     The executive offices of Rascals are located at 414 Eagle Rock Avenue, Suite 308, West Orange, New Jersey 07052. Our telephone number is 973-243-8080.

The Selling Shareholders

     Eight shareholders are using this prospectus to sell shares of Rascals common stock to the public. They acquired the shares directly from Rascals. Rascals issued shares to five of them in satisfaction of debts. Rascals issued shares to the other three of them to compensate them for their services in connection with the negotiation and execution of an Equity Line of Credit
Agree ment between Rascals and Cornell Capital Partners, L.P.  Cornell    /
Capital Partners will also use this prospectus to resell to the public shares that it may purchase from Rascals from time to time pursuant to the terms of the Equity Line of Credit Agreement.

Outstanding Shares

     Rascals has issued only one class of stock: its common stock. On the date of this prospectus there were 10,410,028 shares of common stock outstanding. There are no significant options, warrants or securities convertible into Rascals common stock outstanding.

Summary Financial Information

     We have derived the information in this table from the financial statements that are at the end of this prospectus. The information for the 1st nine months of 2003 and 2002 has not been audited, but, in our opinion, we have made all adjustments necessary for a fair presentation of the financial results for those quarters.


                                                   Nine Months   Nine Months
Statement of           Year Ended     Year Ended  Ended 9/30/03 Ended 9/30/02
Operations              12/31/02       12/31/01    (unaudited)   (unaudited)
-------------------------------------------------------------------------------
Net Sales            $ 4,375,194    $ 4,556,691    $ 1,969,285   $ 3,205,253

Cost and Expenses      3,788,028      3,711,043      1,732,971     2,295,717
                       -----------------------------------------------------
Gross Profit             587,166        845,648        236,314       909,536

G & A Expense          1,986,530      1,177,765      1,624,145       989,928
                       -----------------------------------------------------
Net (Loss)            (1,417,089)      (353,597)    (1,387,831)      (80,292)
                       =====================================================

Net (Loss) Per Share $    (27.07)   $    (11.71)   $     (0.80)  $     (2.70)
                       =====================================================
Weighted Average # of
 Shares Outstanding       52,359         30,208      1,716,193        29,707

                                                     9/30/03
Balance Sheet Data      12/31/02                   (Unaudited)
----------------------------------------------------------------
Working Capital/
 (Deficit)           $ (2,130,649)                 $ (1,209,113)

Total Assets            1,108,305                     2,971,561

Shareholders'
 Equity/(Deficit)      (1,587,899)                      384,480

                              RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

              I.  Risks attendant to our business

     We may not become profitable.

     Rascals International has incurred substantial operating losses during the past three years. In order to achieve profitability it will be necessary that we either expand operations to a point sufficient to cover overhead or establish new sources of revenue. Failing such developments, it is likely that we will continue to sustain net losses.

     We may be unable to satisfy our current debts.

     Primarily as a result of the operating losses experienced over the past three years, our debts are far in excess of the book value of our assets. We are engaged in efforts to negotiate compromises and extensions with major creditors. If those negotiations are unsuccessful, however, our business may fail.

     We lack sufficient capital to fully carry out our business plan.

     In order to make our operations cost-efficient, it is necessary that we expand our operations. At the present time, however, our capital resources are sparse. In order to expand our operations, we will need an infusion of capital, since each new club requires a capital investment by Rascals. Sometimes it is an insignificant investment, as when we license our name and services to outside investors. But often it is a substantial investment, as when we built a new club ourselves. We do not know yet if the equity line of credit that we secured from Cornell Capital Partners will be adequate to provide us the necessary capital. If we cannot obtain additional capital, it is unlikely that our business will ever be prosperous.

     Current shareholders may suffer dilution as a result of our financing activities.

     If we are able to sell equity in Rascals International and raise the capital we need to grow, it is almost certain that the sale will occur at a price which is less than the market price for our common stock when the sale occurs. For example, our equity line of credit agreement with Cornell Capital Partners provides that we will sell shares to that entity at a discount to the average bid price, and will then pay fees totaling 8% of the purchase price. Other terms may be negotiated with investors which could have the effect of diluting the interest of current
shareholders in the equity of Rascals International.   In
addition, the issuance of common stock to settle debts or to attract management is also likely to occur at below-market prices.

     Competition from well-capitalized companies involved in the comedy club business could hinder our growth.

     The comedy club business is dominated by a small number of well-known, well-financed companies. As we seek advantageous locations for our clubs, we may face competition from one or more of these competitors. If one of these well-established competitors were to make a concerted effort to secure a location, it would be very difficult for us to compete effectively. This may limit our access to business opportunities.

     Liability from lawsuits based on "dram shop" laws could exceed our insurance coverage.

     In most states where Rascals locates clubs, there will be liquor liability ("dram shop") laws. These laws vary from state to state. In general, dram shop laws impose liability on the proprietor of an establishment for damage caused by a customer of the establishment, if the service of alcoholic beverages by the establishment to that customer was a cause of the damage and the establishment service was negligent or otherwise culpable. Since we will serve alcoholic beverages in all of our clubs, we will be subject to the risk that lawsuits arising under dram shop laws could produce judgments that exceed our insurance coverage and imperil our capital.

             II.  Risks attendant to our management

     Our business development would be hindered if we lost the services of our President.

     Eduardo Rodriguez is the President of Rascals International. Mr. Rodriguez is the only executive employed on a full-time basis by Rascals International. Mr. Rodriguez is responsible for strategizing not only our business plan but also the means of financing it. If Mr. Rodriguez were to leave Rascals International or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of Rascals International until a suitable replacement for Mr. Rodriguez could be retained.

     Rascals International is not likely to hold annual shareholder meetings in the next few years.

     Since it became a public company in 1999, Rascals International has never held an annual or a special meeting of shareholders. The Board of Directors of Rascals International consists of the same individuals who served in 2000. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. Therefore, any new members of the Board of Directors or any replacements for current members will be nominated and elected by the present members of the Board.

     Related party transactions may occur on terms that are not favorable to Rascals International.

     Two members of our Board of Directors, Eduardo Rodriguez and Michael Margolies, directly and through their families, control over 43% of the outstanding common stock of Rascals International.
For the foreseeable future, therefore, they will control the operations of Rascals International. They are also the Managers of the limited liability companies that are the senior secured creditors of Rascals and that own one of the properties where Rascals' New Jersey clubs operate. It is possible that they will engage in other transactions with Rascals International. It is unlikely that they will obtain independent confirmation that the terms of such related party transactions are fair. If the terms are unfair to Rascals International, the transactions could harm our operating results.

            III.  Risks attendant to the market for our common stock.

     The volatility of the market for Rascals International common stock may prevent a shareholder from obtaining a fair price for his shares.

     Rascals International at the present time has fewer than 900 shareholders and only a small number of market makers. As a result, the market price for our common stock is volatile, at times moving over 50% in one day. Unless and until the market for our common stock grows and stabilizes, the common shares you purchase will remain illiquid. A shareholder in Rascals International who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     The resale of shares acquired by Cornell Capital Partners from Rascals International may reduce the market price of Rascals' shares.

     Rascals and Cornell Capital Partners are parties to an Equity Line of Credit Agreement. The agreement provides that Rascals may sell shares to Cornell Capital Partners for up to $10,000,000. We expect that Cornell Capital Partners will promptly resell into the public market any shares it acquires under this arrangement. Those resales may reduce the market price of Rascals' common stock.

     Rascals International will be quoted on the OTC Bulletin Board for the immediate future.

     Rascals International does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, Rascals International common stock will be quoted only on the OTC
Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

     Issuance of common stock and equivalents by Rascals may dilute the value of outstanding shares and reduce the market price of our common stock.

     Throughout the past three years, Rascals has made a number of arrangements with its officers and directors that resulted in large amounts of our common stock being issued to them. In addition, we have also from time to time satisfied debts and compensated our professional
advisors and others by issuing common stock to them.   Until we have
sufficient capital resources that we can afford to settle all of our debts in cash and to pay cash for all of the services we need, we will continue to issue stock for these purposes. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.

                           YOU SHOULD NOT RELY ON
                         FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to increase the number of Rascals comedy clubs and our plans to develop products using the Rascals library of comedy performances. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled.  Many factors beyond our control could act to thwart Rascals in its efforts to develop its business, including factors discussed in "Risk Factors" as
well as factors we have not foreseen.   In addition, changing circumstances
may cause us to determine that a change in plans will be in the best interests of Rascals.

                               DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.


                               CAPITALIZATION

     Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors are authorized to issue the preferred stock with any rights and preferences that the Board of Directors decides are appropriate.

     There are 10,410,028 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Rascals is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The common stock was validly issued, fully paid and nonassessable.

Derivative Securities

     There are no options or warrants for our common stock outstanding. In addition, there are no securities outstanding which are convertible into shares of our common stock. However, whenever Rascals sells shares to Cornell Capital Partners pursuant to their Equity Line of Credit Agreement, Rascals is required to issue common stock warrants to Source Capital Group, Inc. The warrants will permit Source Capital to purchase from Rascals four percent of the number of the number of shares sold to Cornell Capital Partners at the market price on the date the warrants are issued.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                     Interwest Transfer Company, Inc.
                           1981 East 4800 South
                                Suite 100
                         Salt Lake City, UT 84117

Market for the Common Stock

     Our common stock is listed for quotation on the OTC Bulletin Board under the trading symbol "RSCA.OB." The following table sets forth the bid prices quoted for our common stock on the OTC Bulletin Board during the two years starting January 1, 2001 and ending December 31, 2002 and the first three quarters of the current year. We have adjusted all prices to reflect the 1-for-500 reverse split of common stock effected on March 28, 2003.


                                         Bid

Period:                           High          Low
                                ---------------------
Jan. 1, 2001 - Mar. 31, 2001    $ 200.00     $ 20.00
Apr. 1, 2001 - June 30, 2001    $ 175.00     $ 45.00
July 1, 2001 - Sep. 30, 2001    $ 200.00     $ 30.00
Oct. 1, 2001 - Dec. 31, 2001    $  85.00     $ 35.00


Jan. 1, 2002 - Mar. 31, 2002    $  65.00     $ 35.00
Apr. 1, 2002 - June 30, 2002    $  40.00     $ 20.00
July 1, 2002 - Sep. 30, 2002    $  25.00     $  5.00
Oct. 1, 2002 - Dec. 31, 2002    $  35.00     $  2.50


Jan. 1, 2003 - Mar. 31, 2003    $   7.00     $  2.00
Apr. 1, 2003 - June 30, 2003    $   2.99     $  1.01
July 1, 2003 - Sep. 30, 2003    $   1.55     $   .21


     Our shareholders list contains the names of 98 registered shareholders of record. Based on recent requests for materials that we mailed to shareholders, we believe that the number of beneficial shareholders exceeds 800.


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.

Results of Operations

     Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

     At the beginning of 2002 Rascals embarked on a new business plan. While our business through 2001 consisted entirely of the operation of stand-alone restaurant/comedy club facilities, in 2002 we began to develop alternative locations for Rascals' comedy by organizing hotel-based clubs and by granting licenses to utilize the name "Rascals." We also began to develop multiple channels of distribution for the comedic entertainment produced in our clubs, such as home video sales and pay-per-view sales.
As the year progressed, however, it became apparent that our efforts in developing and managing these multiple channels of distribution, though profitable, were not cost-effective. These distribution channels that we developed early in 2002 remain in place, and we expect them to be a source of revenue in the future. However, in the third quarter of 2002 we refocused our attention on the development of new Rascals clubs, both hotel-based and licensed. Our focus today is on developing a sufficient number of clubs to achieve an efficient level of operations.

     The results of our hotel-based operations, which commenced in the Fall
of 2001, have been mixed to date.   Our first two clubs, one in Springfield,
MA and one in Phoenix, AZ, have closed. The Springfield club closed after less than 8 months of operations; the Phoenix club closed after 18 months of operations. Each made a modest contribution to our revenue and incurred relatively insignificant losses, as start-up expenses such as marketing, offset the initial revenues. We closed the clubs when we determined that their growth rate was falling short of our expectations. However, because we had only a very modest capital investment in either club, we were able to quickly cut our losses without damage to the Company's balance sheet. Our experiences in Springfield and Phoenix, though disappointing, lent support to our rationale for entering into hotel-based relationships. The operations require only a modest capital investment, and the measure of their success can be determined relatively quickly.

     The most recent tangible result of our new focus on hotel-based clubs was the opening in December 2002 of a Rascals club in the prestigious Hilton Hotel in Cherry Hill, NJ. David Brenner, well-known comic and
TV personality, headlined at the opening of this new club. For the first nine months of 2003, the Cherry Hill club contributed $184,104 to our revenue, but incurred a net loss of $38,754. We expect that as the community becomes familiar with the club, we will realize increased attendance as well as sales in the special event market (parties, meetings, etc.) which will make Cherry Hill a profitable operation.

     Recently we have expanded our new direction from hotel-based clubs to clubs in entertainment venues, where a large, pre-existing clientele can be converted into customers of our club. Our first two efforts in this new type of environment are now under contract:

     * During the Summer of 2003 we reached agreement to lease a 7,000 square foot facility in the newly-developed Louisiana Riverwalk Project, a $150 Million entertainment, dining and shopping complex in Shreveport/Bossier City, Louisiana. We expect to open a comedy club with beverage and snack service there in the summer of 2004.

     * In December 2003 we signed a ten year lease for 7,000 square feet in the Palisades Center, the second largest retail mall in the United States. We plan to open a 350-seat comedy club in the Palisades Mall in the second quarter of 2004.

     Our efforts to increase the number of our clubs with a minimal capital commitment have also led us into a number of licensing arrangements. For example, we have given a license to a group which is planning to open a 300-seat "Rascals Comedy Club" in Jersey City, New Jersey during the first quarter of 2004. Rascals provides the group with its plans and designs for the club, consults with the group during the development stage, and will provide bookings for a fee. In return, the licensee pays an initial fee to Rascals and a monthly royalty throughout the ten-year term of the license.

     We are currently in negotiations aimed at the introduction of our clubs in a number of other new locations, including Easton, PA, Tucson, AZ, and Asbury Park, NJ. Our plan is to find joint venture partners or licensees in each of these locations and others to follow, who will provide the environment (and the capital needed to create the environment) in which one of our clubs can prosper. Our goal is to achieve a significant national presence with only a modest capital investment.

     The transitions in our business plan during 2002 resulted in a marked disparity between revenues and expenses. Since our new operations are only in their early stages, we continued to realize substantially all of our net sales from our two New Jersey restaurant/ comedy club facilities. Revenue from these club operations fell significantly in 2003, primarily due to the fact that we closed our club
in West Orange in June.   Nevertheless, our clubs generated a gross
profit for the first nine months of 2003 of $236,314. However, that gross profit was not sufficient to support the corporate activities involved in developing our new business plan. These widespread efforts to implement new revenue sources resulted in general and administrative expenses during the first nine months of 2003 of $1,624,145. The portion of general and administrative expenses that are payable in cash was not significantly changed between the first nine months of 2002 and the first nine months of 2003. However, the non-cash expense increased by $493,831, as we incurred $775,593 in expenses for "stock based compensation" and "stock issued for consulting services"during the recent nine month period. These non-cash items were significantly less in the first nine months of 2002, although we did incur a charge of $101,000 in the earlier period that represented the market value of options we issued to a creditor to induce it to convert its debt to Rascals equity.

     In 2004 we expect most of our revenue to arise from new operations. This will occur because:

        (1) We closed our West Orange club and restaurant at the end of June. In recent years that club had produced over 60% of our annual revenue. We have also scheduled the closing of our club and restaurant in Ocean, New Jersey for the summer of 2004. That club produced most of the remaining 40% of our revenues in recent years. Each of these clubs will be replaced in a nearby location - the West Orange club is being replaced by a new club and restaurant in Montclair, New Jersey. But the Montclair club will be owned by a licensee from Rascals and the replacement for the Ocean club is likely to likewise be built by someone other than Rascals itself.

        (2) We are now realizing revenue from our Cherry Hill hotel-based operation which, albeit far less in amount than revenue from West Orange, will, after its start-up phase is completed, produce far greater gross profit margins.

        (3) The first three videos licensed from the Rascals Library were introduced to the market for home videos in July 2003. They will be on sale at Best Buy and other national retail chains. Depending on the success of this marketing effort, successive offerings may be made, which could contribute substantially to our operating results.

     These new directions in our operations bode well for the future. Initial results from these ventures, however, are not likely to be profitable due to start-up costs; so 2003 will be a year of transition. Our goal is to return to profitability in the later parts of 2004.

     Year ended December 31, 2002 compared to year ended December
31, 2001.

     During 2002 we continued to realize substantially all of our net sales from our two New Jersey restaurant/comedy club facilities, and these generated a modest profit. Our gross profit for 2002 was $587,166. However, that gross profit was not sufficient to support the corporate activities involved in developing our new business plan. These widespread efforts to implement new revenue sources resulted in general and administrative expenses during 2002 of $1,986,530, an increase of $808,765 from 2001, when we were only beginning to restructure our operations. As a result of this increase in general and administrative expenses and a $181,498 reduction in revenues, our pretax loss increased by $1,063,732 to $1,416,849.

     The increase in general and administrative expense was the result, primarily, of expenses attributable to developing new revenue sources as well as management payroll, professional and consulting fees. In 2002 we reported management payroll and consulting fees that were in excess of those we reported in 2001. This occurred in part because of the expansion of our management team and in part because the complexity of our new business plan requires that we obtain the assistance of experienced consultants in implementing the plan. Both of these situations have caused us to incur additional expenses for stock-based compensation during 2002. Fortunately, these expenses have not affected our cash accounts. In addition, the fact that Rascals became an SEC reporting company in December 2001, which enabled us to have our stock listed on the OTC Bulletin Board, resulted in expenses for professional fees during 2002 that exceeded our professional fees in 2001. Finally, we incurred a $101,000 expense attributable to our grant of common stock warrants to induce a debt-holder to convert its debt to common stock.

Liquidity and Capital Resources

     The magnitude of our losses in recent years has not been matched by reductions in cash, as we have used stock grants to pay expenses whenever possible. Nevertheless, our operations during 2002 consumed $755,199 in cash, and our operations in the first nine months of 2003 used $99,475 in cash. Since we began
2002 with virtually no cash, our continued operations required that we borrow the funds needed by our operations. For this reason in November 2002 we borrowed $659,361 from Marod Holdings
LLC and Rodmar Holdings LLC, two entities which are controlled by our executive officers. To secure the debt Rascals gave the two entities a secured interest in Rascals' restaurant/clubs in Ocean and West Orange, New Jersey. Their security interest is subordinate to the security position of the mortgage lender on the Ocean facility. We also gave them a conditional option to purchase the clubs at fair market value in the event of a default.

     In May 2003 Rodmar Holdings and Marod Holdings agreed to accept 1,000,000 shares of Rascals common stock in satisfaction of $500,000 that Rascals owed to them. In December 2003 the remainder of that debt, accrued interest, and certain unpaid rent obligations were satisfied when Rascals issued 1,250,000 shares of its common stock to Rodmar Holdings and Marod Holdings. Both of those transactions served to reduce our working capital deficit and increase our shareholders equity.

     In December 2002 our subsidiary which operates the Rascals Comedy Club in Cherry Hill borrowed $200,000 for its operations from Stanley Chason. The loan to Rascals Cherry Hill was guaranteed by Rascals International as well as by Marod Holdings, Rodmar Holdings and our two executive officers. When that loan went into default, Mr. Chason obtained a judgment lien on our assets. We have reached an agreement with Mr. Chason releasing the lien. In the agreement Mr. Chason agreed to accept 1,000,000 shares of our common stock in partial satisfaction of the debt. That transaction likewise will increase our shareholders equity.

     The several consulting agreements that we entered into in 2002 and the first nine months of 2003 resulted in a current asset of $1,330,030 on our balance sheet at September 30, 2003.
This represents the amount prepaid (by issuance of stock) for services that will be rendered between October 1, 2003 and September 30, 2004. That asset will be amortized over that period, and the recorded amount will be an addition to our expenses for that period. In the meantime, however, that current asset helped to reduce our working capital deficit from ($2,130,649) at December 31, 2002 to ($1,209,113) at September 30, 2003.

     At the present time, our liquid assets are negligible, while we had over $1.6 million in accounts payable on September 30, 2003. Our plan is to use a portion of the proceeds from our equity line of credit with Cornell Capital Partners to bring those accounts current. We are also actively seeking alternative sources of capital investment, in case the Cornell Capital Partners equity line is not sufficient for our purposes.

Critical Accounting Policies and Estimates

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for 2002, there was only one estimate made which was (a) subject to a high degree of uncertainty and (b) material to our results. That was our determination, detailed in Note 6 to the Consolidated Financial Statements, that we should record a valuation allowance for the full value of the deferred tax asset created by our net operating loss carryforward. The primary reason for the determination was our lack of certainty as to if and when Rascals would commence profitable operations.

     We have made no material changes to our critical accounting policies in connection with the preparation of financial statements for 2002


Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.


                                 BUSINESS

     The Business Plan

     Rascals International, Inc. is the successor to a business operation commenced in 1983. Rascals began with a comedy club and restaurant in West Orange, New Jersey. Until this year the West Orange "Rascals" and a sister club/restaurant of the same name in the New Jersey resort area of Ocean Township were the source of substantially all of Rascals' revenue. Nevertheless the success of those clubs in booking and promoting both headliners and rising stars in the field of stand-up comedy made Rascals a name known throughout the comedy industry. Most of today's stars of stand-up comedy made their way to fame appearing at a Rascals Comedy Club.

     In recent years Rascals has acquired new management, a new business plan, and a new determination to exploit the value of the "Rascals" name as leverage for the growth of our company.
Our first effort involved the establishment of a "Rascals Comedy Club" in the Miami area, which copied in essence the operations of our two New Jersey clubs. The expense, however, involved in outfitting a new facility and pushing traffic to a new site exceeded the capacity of our financial resources, and the Miami club was closed in 2000. Spurred on by that experience, however, we have formulated a business plan designed to give Rascals a nationwide presence with a minimum of capital investment. The plan contemplates that we will develop a network of "partners" who recognize the value of the "Rascals" name and our entertainment offerings in attracting consumers of comedy. In exchange for the opportunity to market to these consumers, our "partners" will provide the other resources necessary to business success.

     The plan to "go national" with the "Rascals" name can be understood in four discernable, albeit interrelated, aspects:

          HOTEL-BASED CLUBS. We are underway with a program of establishing "Rascals Comedy Clubs" in premier hotels throughout the U.S. During 2001 we opened a Rascals in the Crowne Plaza Hotel in Phoenix, and another in the Sheraton Springfield at Monarch Place in Springfield, MA. Both of those clubs have since closed. However, for the past year we have operated a Rascals Comedy Club in the Hilton Hotel in Cherry Hill, NJ. We are currently in negotiation with hotels in Tucson, Asbury Park, Atlantic City and Easton, PA. In each of these arrangements the hotel will provide the facility (rent-free) and operate the food and beverage service. We provide the show and the promotion only, keep all admission proceeds, and receive a share of the food and beverage gross revenue.

          EMBEDDED CLUBS. Recently we expanded our focus to explore the advantages of locating a Rascals Comedy Club in a destination location where there is a pre-established clientele. We are under contract to open a Rascals Comedy Club next summer in the newly-developed Louisiana Riverwalk in Shreveport/Bossier City. Recently we have also contracted to open a club in the Palisades Center in West Nyack, New York, which is the second largest shopping mall in the U.S.

          LICENSED CLUBS. At the present time we have granted licenses to two groups which will develop and operate Rascals Comedy Clubs. One licensee is an investment group who plan to open a club in Jersey City, New Jersey in the second quarter of 2004. The other licensee is owned by members of our management, who are financing the development of a club and restaurant in Montclair, New Jersey to replace our West Orange facility which was closed in the summer of 2003. In each case, the licensee will pay us a licensing fee and a percentage of gross revenue, and may also pay us fees if we book entertainment for their club. The license agreements also require that the licensed clubs meet our specified standards of quality, so as to preserve the value of the "Rascals" brand.

          THE LIBRARY. Rascals owns a library of over 200 hours of recorded performances by major comedic entertainers, such as Tim Allen, Rosie O'Donnell and Drew Carey, made before the comedians became famous. In exchange for the opportunity to appear at Rascals Comedy Club, these entertainers yielded to Rascals the right to market video recordings of their performances at Rascals. This library of videotapes provides Rascals the raw materials from which we can manufacture a limitless supply of comedy products in every audio-visual medium. For example, "The Rascals Comedy Hour" was offered in 35 million homes on pay-per-view television during 2002, and we expect pay-per-view distribution to recommence in the future. In the Summer of 2003 a major distributor to the home video market commenced marketing the first three VHS titles containing comedy performances recorded at Rascals. In addition, Rascals comedy has also been broadcast on the Internet, and on the in-house television channels in 140,000 Hilton hotel rooms.

     In each of these aspects, our goal is to leverage the "brand-equity" of our Rascals tradename by joining forces with another entity which will underwrite the capital-intensive aspects of marketing comedy, such as site construction, publicity or distribution. We believe that in this way we can achieve a national presence for the Rascals name with a modest capital investment.



     Rascals Comedy Clubs

     At the present time there are two Rascals Comedy Clubs in operation, two under development, and several in the planning stage. Our club in Ocean Township and the club under development in Montclair each include an attached restaurant and bar. At our hotel-based club food and beverage service is provided by the host hotel. Our clubs in Louisiana and the Palisades Center will be located amidst a complex of restaurants, so we will provide beverage service only.

     Comedy shows at our clubs generally consist of three performers: one nationally-known headliner, a featured act and a comic master of ceremonies. Our ticket prices range from $8.00 to $35.00, and are determined by the fees we commit to pay the entertainers. Those fees may on occasion include a percentage of our ticket revenues.

     Entertainers are booked for our clubs by independent booking agents. Most of our bookings at present are made by Top Draw Entertainment. Our relationship with Top Draw is at will. Our fees to Top Draw are based on services provided, and during 2002 totaled approximately $30,000. As the number of our clubs increases, Rascals should become even more attractive to entertainers due to our ability to offer "block booking." In a block booking arrangement, we commit to multiple dates at multiple locations in exchange for a reduced fee per show.

     The two Rascals Comedy Clubs now in operation are:

     Rascals Comedy Club (Ocean Township, NJ). This facility, located at the Jersey shore, was opened in 1987. It consists of a 2,000 sq. ft. comedy room with a seating capacity of 275, a 2,000 sq. ft. ground floor restaurant with a seating capacity of 150, and a 1,000 sq. ft. bar with a seating capacity of 50. It sits on 2.3 acres of land, with parking for 160 cars.

     Rascals Comedy Club at the Hilton (Cherry Hill, NJ).. This facility opened in December 2002. It consists of a comedy room with a seating capacity of 308 in which we produce six shows per week.

     Each of our clubs is managed by an on-site manager, who is responsible for supervising operations and assuring compliance with Rascals' guidelines for club operations. In addition, at the Ocean club we operate a restaurant and bar, so the manager is also responsible for purchasing, inventory control, and supervision of the kitchen and wait staff. One particular responsibility of our on-site managers at the Ocean clubs is to assure compliance with State and local regulations governing the sale of alcoholic beverages. All on-site managers report to our Director of Operations, who operates from Rascals' corporate headquarters in West Orange, New Jersey.

     Our agreements with the hotels which host our newer clubs allocate to Rascals the responsibility for booking, marketing and producing the comedy shows, and allocate to the hotel the responsibility for food and beverage service. Rascals promotes the shows through local media, sells the tickets, and retains 100% of the revenue from ticket sales, from which it pays fees to the entertainers and to the Rascals personnel involved in producing the show. The hotel collects payment for food and beverage service, and is responsible for supervising the kitchen and wait staff, who are hotel employees. The hotel is also responsible for compliance with liquor laws. Our agreements provide for a percentage of food and beverage revenue to be paid by the hotel to Rascals.

     The primary advantage of a hotel-based club for Rascals is the efficiency of initiating the club's operations. Since we are moving into an established facility, we are required to make only the minimal capital investment necessary to outfit the comedy room in Rascals' trademark decor. In addition, since the hotels in which we locate are already known as entertainment locations in their communities (even if only as a restaurant location), the expense incurred in "attracting traffic" to the site is generally not much greater than the expense we incur in promoting shows at our established sites. Our estimate is that our capital commitment to a new hotel-based facility, including the working capital required until the club achieves positive cash flow, will generally not exceed $130,000. Occasionally, however, a particular site will be appropriate for a "premier" build-out, which will require a larger investment. This was the case with our club in Cherry Hill, where we installed cherrywood paneling and a state-of-the-art sound system.

     We market our shows through traditional local media:
newspaper and radio advertisements, local cable TV commercials, and radio promotions, often involving the performers that will be appearing. In addition, tickets to all of our club locations can be purchased at our Website: www.rascalscomedyclub.com.

     Rascals Comedy Library

     Between 1985 and 1992 Rascals developed a library of videotapes of the comedy performances at its West Orange club.
The performers on the videotapes include many who achieved stardom: Denis Leary, Drew Carey, Jeff Foxworthy, Rosie O'Donnell,
Tim Allen, Ray Romano and others. In exchange for the opportunity to appear at Rascals Comedy Club, each of these performers signed a release giving Rascals the right to reproduce and market the videotapes. Until 2002 the videotapes were co-owned by Rascals and Rob Perna d/b/a Stand and Deliver. In 2002 we divided the library, with Rascals retaining over 200 hours of performances.

     Our library provides an inventory of raw material which Rascals intends to use to develop products and content in a variety of media. At the same time, although Rascals is not currently adding to its library of videotapes, the ongoing operations of our comedy clubs is a potential source of additional valuable media content.
A considerable portion of our energies during 2002, therefore, were devoted to developing outlets for marketing Rascals' comedy outside of our clubs. To date, we have relationships established with powerful marketing partners in two media:

     VHS Recordings. In March 2002 we entered into a Memorandum of Understanding with Razor & Tie Direct L.L.C. Razor & Tie is a music producer with a considerable market presence which has had noteworthy success marketing VHS videos. Razor & Tie advanced to Rascals $50,000 in exchange for our agreement to produce two home videos of performances in the Rascals library, which Razor & Tie agreed to market through direct response channels. The agreement provides that, to the extent that direct response marketing was successful, Razor & Tie would then introduce the videos into retail stores. The agreement provides that Razor & Tie would pay to Rascals and Stand and Deliver 50% of the net profits from sales of the videos. Rascals has given Razor & Tie a one year exclusive license to market the Rascals library in home video format. Razor & Tie can extend the license to five years by paying Rascals a $200,000 advance, provided that it has introduced at least one Rascals video into retail distribution. In July 2003 Razor & Tie introduced three of our videos into retail distribution.

     Television Pay-Per-View and Video-On-Demand.  In the Fall of
2001 we entered into a marketing agreement with iN-DEMAND L.L.C.
to market up to 12 programs produced by Rascals. IN-DEMAND is the nation's leading provider of pay-per-view and video-on-demand programming, serving over 1,800 affiliated systems with approximately 28 million addressable households subscribing. In each of five months in early 2002, iN-DEMAND broadcast on seven or eight occasions a 55 minute program taken from Rascals'library - one new program each month. The agreement provided that approximately 40% of the gross receipts from the broadcasts would be paid to Rascals. The broadcasts were suspended later in 2002, as we negotiated with Stand and Deliver a division of the library. We expect iN-DEMAND to commence broadcasts again in the next few months.

     Employees

     The Company currently employs 32 individuals, of whom 9 are full-time employees. The other 23 employees are primarily hosting staff, wait staff, bartenders, and kitchen employees who work during the performances at our clubs. None of our employees is represented by a union. We believe that our relations with our employees are good.

     Insurance

     As a dispenser of alcoholic beverages, Rascals is subject to state liquor liability ("dram shop") laws. These laws vary from state to state. In general, dram shop laws impose liability on the proprietor of an establishment for damage caused by a customer of the establishment, if the service of alcoholic beverages by the establishment to that customer was a cause of the damage and the establishment service was negligent or otherwise culpable. Since alcoholic beverages are served in all of our clubs, it is particularly important that we maintain insurance against liability.

     At the present time, Rascals is insured by a policy which provides $2,000,000 general aggregate liability coverage. as well as a $10,000,000 commercial umbrella policy. The annual premium for our insurance, which includes this liability insurance, is $102,700.

     Properties

     Since January 2003 the executive offices of Rascals International, Inc. have been located in an office facility in West Orange, New Jersey. Our lease for the facility terminates on December 31, 2005 but provides for a three-year extension at an increase in rent. We pay for the office facility an annual rental of $35,297 plus an allocated portion of the building's operating expenses.

     Until December 2003 Rascals' restaurant and club in Ocean Township was leased to a subsidiary of Rascals by Marod Holdings
LLC. The owners of Marod Holdings, LLC are members of the families of Eduardo Rodriguez and Michael Margolies. Rascals paid monthly rental of approximately $12,000 for the facility. Further description of these arrangements is contained in "Certain Relationships and Related Transactions." In December 2003 Marod Holdings sold the property to an unrelated party. The purchase agreement provided that the Rascals' subsidiary would be permitted to remain in the facility rent-free through July 2004. Prior to that date Rascals will attempt to relocate the club to another property.

     Our Cherry Hill comedy club is located in a hotel, which provides the comedy room to us free of charge. Our plan is to expand by establishing more of these hotel-based clubs.
Therefore, we believe that our present leased facilities will be adequate for our needs for the foreseeable future.

     Legal Proceedings

     Rascals and its subsidiaries are parties to a number of lawsuits arising from operations, the outcome of which would not have a material effect on Rascals' financial condition. The legal actions listed below could have a material effect on Rascals' financial condition.

     Rascals International, Inc. v. iCapital Finance Inc., Randall Letcavage and Rosemary Nguyen. (Court of Common Pleas, Philadelphia County, Pennsyvalia). This action commenced in August 2003. Rascals alleged that the defendants signed investment banking and consulting agreements with Rascals, in which they undertook to perform certain services for Rascals. Rascals further alleges that the defendants failed to perform the services, as a result of which Rascals suffered damages in excess of $1,000,000. The defendants failed to answer the complaint, and a default judgment was entered against them in October 2003. Rascals does not know to what extent, if any, it will be able to enforce the judgment.

     Rascals International, Inc. v. P.A. Whalen and Company, Inc. (Superior Court, State of New Jersey). This action commenced in February 2002. The action alleges that Whelan breached a consulting and marketing contract with Rascals. Rascals is demanding that the contract be rescinded. Whelan has counterclaimed alleging breach of the same contract by Rascals, and demanding damages of $99,260.

     William Hannah v. Rascals International, Inc., Eduardo Rodriguez, Michael Margolies and Gary Marks. (Court of Chancery, State of Delaware). This action commenced in February 2003. The plaintiff is a shareholder claiming to represent the shareholders of Rascals as a class. He is also proceeding derivatively on behalf of Rascals against the members of the Board of Directors. The complaint alleges (a) that the directors breached their fiduciary duties in connection with the reverse split of common stock effected in March 2003, (b) that the reverse split as originally structured violated the procedural requirements of Delaware corporation law, and (c) that the directors have engaged in various acts of self-dealing in violation of their fiduciary duties. The complaint demands that the reverse split be enjoined, that the alleged acts of self-dealing be voided, that there be an accounting and constructive trust imposed on the fruits of the self-dealing, and damages in an unspecified amount. Rascals and its directors have not yet answered the complaint, but believe that the allegations are without merit. After the complaint was filed, Rascals restructured the reverse split to comply with Delaware corporation law. Settlement negotiations have been ongoing.

     Andrew Freundlich v. Eduardo Rodriguez, Rascals
International, Inc., Robert Jaffe, John Doe and Richard Roe.
(Superior Court, Union County, State of New Jersey). The plaintiff claims that moneys are owed to him under the terms of a debenture that Rascals sold to him several years ago. We estimate that the unpaid amount of the debenture is approximately
$79,000.

     Stanley Chason v. Eduardo Rodriguez, Michael Margolies, Rascals Cherry Hill, Inc., D.E.M., Inc., Rascals Comedy Club Stage Door Grill, Inc., Rascals International, Inc., Marod Holdings, LLC and Rodmar Holdings, LLC. (Superior Court, Essex County, State of New Jersey). The plaintiff commenced the action to enforce a promissory note in the principal amount of $200,000 that had been issued by Rascals Cherry Hill, Inc. and guaranteed by the other defendants. Judgment in favor of the plaintiff was entered in July 2003 and a judgment lien against all of Rascals' assets was filed in August 2003. In November 2003 a settlement agreement was executed in which Mr. Chason released his lien on certain assets in exchange for the defendants' promise to pay a total of $265,000. The payments will be made from the proceeds of the sale of Rodmar's real property in Ocean, New Jersey, from the sale of the liquor license used at that property, and by monthly payments of $5,000. Rascals has also issued 1,000,000 shares of its common stock to Mr. Chason, and the proceeds of his sale of those shares will be an offset to the judgment debt.


                            MANAGEMENT

     This table identifies our directors and executive officers.
Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.


Name                  Age      Position with                Director
                               the Company                  Since
----------------------------------------------------------------------
Eduardo Rodriguez     42       Chairman, Chief
                                Executive                     1998
                                Officer, Chief Financial
                                Officer
Michael Margolies     75       Vice Chairman,
                                Secretary,                    2001
                                Director
Gary Marks            45        Director                      2000

     Eduardo Rodriguez has served as Chief Executive Officer of
Rascals since 1998.  Immediately prior to joining Rascals, Mr.
Rodriguez served as President of Lancaster Consultants, Inc., a company involved in financial management and consulting.

     Michael Margolies became Vice Chairman and Secretary of Rascals in January 2002, after having served on our Board of Directors for the prior year. Since 1998 Mr. Margolies has been employed as Chief Executive Officer of Transportation Logistics Int'l, Inc. which provides logistics and logistic-related services.

     Gary Marks is currently Executive Vice President of I.D. Systems,
Inc. in Hackensack, New Jersey. Prior to joining I.D. Systems, Mr. Marks held senior technology marketing positions at Cybertel, Conner Peripherals, SyQuest and Western Digital.


Executive Compensation

     This table itemizes the compensation we paid to Eduardo
Rodriguez, who served as our Chief Executive Officer during 2002.
There was no officer whose salary and bonus for services rendered during the year ended December 31, 2002 exceeded $100,000.

                                                      Other
                             Year      Salary         Compensation
                             ------------------------------------------
 Eduardo Rodriguez.......    2002      $ 40,000     $ 10,800(1)
                             2001        74,400       22,000(1)
                             2000        54,000           --
    ______________________

(1) Represents premiums paid for health insurance and payments made to supply Mr. Rodriguez with an automobile.

          Employment Agreements; Affiliation Agreement

          In connection with the refinancing of the mortgages on Rascals' two New Jersey restaurant/clubs on December 31, 2001, Rascals entered into employment agreements with Eduardo Rodriguez, its Chief Executive Officer, and Michael Margolies, its Vice Chairman and Secretary. The refinancing is described in "Certain Relationships and Related Transactions" below.

          Rascals' employment agreement with Eduardo Rodriguez provides that Mr. Rodriguez will serve as President of Rascals during the term of the agreement, which ends on December 31, 2006. Mr. Rodriguez covenants in the agreement that he will not compete with Rascals for one year after termination of his employment. The agreement further provides that Rascals will pay Mr. Rodriguez an annual salary of $250,000, and will spend up to $12,000 per year to provide him an automobile. In the event of Mr. Rodriguez' death or disability, Rascals commits to pay him or his estate an amount equal to one year's salary.

          Rascals' employment agreement with Michael Margolies provides that Mr. Margolies will serve as Vice Chairman and Secretary during the term of the agreement, which ends on December 31, 2006. Mr. Margolies covenants in the agreement that he will not compete with Rascals for one year after termination of his employment. The agreement further provides that Rascals will pay Mr. Margolies an annual salary of $150,000. In the event of Mr. Margolies' death or disability, Rascals commits to pay him or his estate an amount equal to one year's salary.

          At the same time as the employment agreements, an "Affiliation Agreement" was made among Rascals, Mr. Rodriguez and Mr. Margolies. The stated consideration for Rascals' covenants in the Affiliation Agreement was Mr. Margolies' agreement to participate in the refinancing of the New Jersey mortgages. The Affiliation Agreement provides, with respect to both Mr. Rodriguez and Mr. Margolies, that as long as he or his family own one percent of Rascals, he will be nominated at any election of Board members. The Affiliation Agreement further provides that until December 31, 2006 the salary and benefits paid to Mr. Margolies will equal no less than 60% of the salary and benefits paid to Mr. Rodriguez; that Rascals will not issue stock to Mr. Rodriguez or Mr. Margolies or their families without the consent of the other; and that neither Mr. Rodriguez nor Mr. Margolies will sell any Rascals shares without affording the sale opportunity to the other of them.

          Restricted Stock Grant

     On August 5, 2003, Rascals' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 2,000,000 shares of Common Stock were reserved. 1,000,000 of the restricted shares were issued to each of Eduardo Rodriguez and Michael Margolies.

     The shares issued under the Program are subject to the following restrictions:

     1. After this fiscal year and each of the following four fiscal years (2003 through 2007) one-fifth of the shares granted
(the "At-Risk Shares") will be forfeited if Rascals' revenue during the year does not exceed the following thresholds:


         2003  - $ 1,000,000
         2004  - $ 1,500,000
         2005  - $ 2,000,000
         2006  - $ 2,500,000
         2007  - $ 3,000,000

     2. A Grantee will forfeit his shares if his employment by Rascals terminates prior to the date the restrictions lapse.

     3. The shares granted under the Program cannot be sold, assigned, pledged, transferred or hypothecated in any manner, by operation of law or otherwise, other than by writ or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. These restrictions will lapse with respect to any At-Risk Shares that are not forfeited as described above.

     4. The restrictions shall also lapse as to all shares granted to a Grantee on the first to occur of (i) the termination of that Grantee's employment with Rascals by reason of his disability, (ii) the Grantee's death, (iii) termination of the Grantee's employment by Rascals without good reason, or (iv) a change of control of Rascals. The Program defines "Change of Control" as an acquisition by a person or group of more than 50% of Rascals' outstanding shares, a transfer of Rascals' property to an entity of which Rascals does not own at least 50%, or the election of directors constituting a majority of the Board who have not been approved by the existing Board.

     During any tax year in which a Grantee realizes taxable income by reason of the lapse of the restrictions on the shares granted under the Program, Rascals shall pay to such Grantee a "Gross-Up Bonus" in cash equal to the aggregate of (i) the additional federal, state and local income taxes incurred by Grantee as a result of realization of such taxable income, and
(ii) the federal, state and local income tax incurred by the Grantee as a result of the Gross-Up Bonus. In no event shall the Gross-Up Bonus exceed the aggregate of (i) the amount of the tax deduction for which Rascals receives a benefit for the tax year of Rascals beginning during the tax year of the Grantee in which he realizes taxable income by virtue of the lapse of the restrictions referred to above, and (ii) the amount of the tax deduction for which Rascals receives a benefit for such tax year of Rascals by virtue of the Gross-Up Bonus.

     Employee Stock Purchase Plan

     In July 2003 Rascals Board of Directors adopted the 2003
Employee Stock Purchase Plan.   Each employee of Rascals who is
either an executive officer or a manager was eligible to participate in the Plan. The Plan permitted participants to purchase Rascals common stock through payroll deductions. The purchase price was 85% of market value. 500,000 shares were included in the Plan, and all have been purchased as follows:
245,750 shares by Eduardo Rodriguez, 245,750 shares by Michael Margolies, and 8,500 share by Rascals' Director of Operations.

     Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of December 31, 2002.


                        Number of         Weighted average  Number of
                        securities to be  exercise price of securities
                        issued upon       outstanding       remaining available
                        exercise of       options,          for future issuance
                        outstanding       warrants          under equity
                        options, warrants and               compensations
                        and rights        rights            plans
-------------------------------------------------------------------------------

Equity compensation plans
approved by security
holders..........               0                --                 0

Equity compensation plans
not approved by security
holders*.........               0                --
6,380


Total..............             0                --                6,380


* Our Board of Directors adopted three equity compensation plans in 2001 and 2002 without shareholder approval. The three plans were identical in their material terms. They permitted the Board to award to employees, directors or consultants (other than consultants whose services to Rascals are related to capital-raising transactions) stock, restricted stock, stock options or performance shares.

Other Transactions Between Rascals and its Management

     Refinance

     On December 31, 2001, the management and affiliates of Rascals completed a refinancing of the mortgages on the properties in West Orange, New Jersey and Ocean Township, New Jersey on which
Rascals Comedy Clubs were located (the "Realty"). The refinanced mortgage loan was a two-year loan in the principal amount of $2,250,000.
As a condition to its willingness to complete the refinancing, the mortgagee received personal guarantees of the loan from Michael Margolies and his wife and Eduardo Rodriguez and his wife.

     In order to induce Mr. Margolies and his wife to assist in the refinancing, including giving a personal guarantee of the mortgage loan, Rascals and Mr. Rodriguez entered into the Affiliation Agreement with Mr. Margolies. In addition, Mr. Margolies acquired the greater part of the interest that Mark Magnusson had held in Rascals and all of his interest in the Realty. Specifically:

     * Mr. Magnusson agreed to the assignment of the Realty by Comrest and W.H.R. Realty, two general partnerships comprised of Mr. Magnusson and Eduardo Rodriguez, Rascals President, to Marod Holdings, L.L.C. ("Marod") and Rodmar Holdings, L.L.C. ("Rodmar"). The members of Marod and Rodmar are Mr. Rodriguez' spouse (in trust for their minor children) and the Margolies Family Trust. The Managers of Marod and Rodmar are Messrs. Eduardo Rodriguez and Michael Margolies, who are members of Rascal's Board). In consideration of his agreement to the transfer, the Margolies Family Trust paid Mr. Magnusson $24,000 and promissory notes for $56,000.

     * Rascals, Marod and Rodmar agreed that the leases of the Realty to Rascal's subsidiaries would continue in effect and unchanged.

     * The Margolies Family Trust purchased four thousand shares of Rascals common stock from Mark Magnusson for $96,000.

     * Comrest and W.H.R. Realty, the previous landlords of the Realty, released Rascals from past debts, primarily unpaid rental, totaling approximately $570,000.

     *  Rascals reaffirmed the agreement it had made with Mr.
        Magnusson dated January 24, 2001, and agreed to commence paying Mr. Magnusson $1,500 per week without interest until the debt of $114,000 was satisfied.

     Sale and Lending

     On September 26, 2002 Marod Holdings, LLC sold to Commerce Bank the land and buildings at 425 Pleasant Valley Way in West Orange, New Jersey. D.E.M., Amusements, Inc., a subsidiary of Rascals, by lease from Marod Holdings, carried on the operation of a restaurant and comedy club on those premises. By arrangement with Commerce Bank, D.E.M. Amusements, Inc. continued to carry on that business until June 2003, at which time D.E.M. Amusement's lease for the premises expired.

     Marod utilized a portion of the proceeds of the sale of the West Orange property to reduce the principal amount of the mortgage held by Hudson United Bank on the West Orange premises as well as
on the premises in Ocean.   The mortgage loan encumbering the
properties was reduced from a principal amount of approximately $2,250,000 to a principal amount of approximately $1,250,000.
That amount was retired in December 2003 when Rodmar sold the property in Ocean Township, New Jersey where Rascals other club and restaurant complex was located.

     Upon completion of the sale of the West Orange property, Marod Holdings assigned to Rodmar Holdings a beneficial interest in a portion of the proceeds from the sale. Marod Holdings and Rodmar Holdings subsequently loaned to Rascals a total of $659,361. Rascals used the proceeds of the loan primarily to reduce its outstanding payables. The Loan Agreement provided for the sale to each of Rodmar Holdings and Marod Holdings of fifteen thousand shares of Rascals's common stock for a price of $7,500.

     In consideration of the loan, Rascals entered into a Loan Agreement and a Pledge Agreement with Rodmar Holdings and Marod Holdings, and Rascals executed a Promissory Note in favor of Rodmar Holdings and Marod Holdings. The Promissory Note was in the principal amount of $641,204 and bore interest at twelve percent per annum. The Promissory Note called for payment of $25,000 per month, commencing on January 2, 2003, with payment of the unpaid balance of the Note on December 31, 2003. In May 2003 Rascals reduced its obligation under the Promissory Note by $500,000 by issuing 1,000,000 shares of common stock to Rodmar Holdings, LLC. In December 2003 Rascals satisfied the remainder of the obligation on the Promissory Note and other debts to Rodmar Holdings and Marod Holdings by issuing them 1,250,000 shares of common stock.

     The members of Marod Holdings and Rodmar Holdings are the spouse of Eduardo Rodriguez (in trust for their minor children) and the Margolies Family Trust. The Managers of Marod Holdings and Rodmar Holdings are Messrs. Eduardo Rodriguez and Michael Margolies, who are members of Rascals's Board of Directors.

     Rascals Montclair, Inc.

     In June 2003 Rascals' lease for the property in West Orange, New Jersey on which Rascals operated a club and restaurant terminated. For several months, Rascals' management looked for a location where the club and restaurant could be reopened. However, because of Rascals lack of capital, landlords were unwilling to rent space to Rascals on favorable terms and contractors were unwilling to extend credit to Rascals for construction of the new facility. Therefore Eduardo Rodriguez and Michael Margolies, Rascals' officers, organized Rascals Montclair, Inc., which is owned by The Margolies Family Trust, the Rodriguez Family Trust and Jerry Pontones, Rascals' General Manager. Rascals Montclair, Inc. has entered into a lease for space in Montclair, New Jersey where a replacement for the West Orange club and restaurant will be opened.

     Rascals has entered into a licensing agreement with Rascals Montclair, Inc., similar to the licensing agreement it has made in connection with the owners of the Rascals Comedy Club being
built in Jersey City.   The agreement permits Rascals Montclair
to use the Rascals name and its club style. Rascals will book acts for the Montclair comedy club. In return, Rascals Montclair, Inc. will pay to Rascals a royalty equal to 3.5% of gross receipts.

 Limitation of Liability and Indemnification

     Our bylaws provide that we will indemnify our directors and officers against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                      PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Eduardo Rodriguez, our Chief Executive Officer

     *  each of our directors; and

     *  all directors and executive officers as a group.

     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                              Amount and
                              Nature of
     Name and Address         Beneficial          Percentage
     of Beneficial Owner(1)   Ownership(2)        of Class
     ---------------------------------------------------------
     Eduardo Rodriguez          3,533,404(3)(4)      33.9%

     Michael Margolies          3,528,963(3)(4)      33.9%

     Gary Marks                    25,750             0.2%

     All Officers and Directors
     As a Group (3 persons)     4,810,905(3)(4)      46.2%

     ____________________________________

     (1) Except as noted, the address of all shareholders is c/o Rascals International, Inc., 414 Eagle Rock Avenue, West Orange, NJ 07052
     (2)  All shares are owned of record unless otherwise indicated.
     (3) The shares beneficially owned by Messrs. Rodriguez and Margolies each include 1,000,000 shares subject to the terms of the Restricted Stock Grant Program.
     (4) The shares beneficially owned by Messrs. Rodriguez and Margolies each include 1,638,606 shares owned of record by Rodmar Holdings, LLC and 638,606 shares owned of record by Marod Holdings, LLC. Mr. Rodriguez and Mr. Margolies are the two Managers of Rodmar and of Marod. Mr. Rodriguez' wife owns a 50% interest in Rodmar and a 50% interest in Marod in trust for their minor children. The remaining 50% interest in each LLC is owned by The Margolies Family Trust. The Trustee of the Margolies Family Trust is Mr. Margolies' spouse, and the beneficiaries of the Trust are Mr. Margolies' spouse and children.


                             SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other than the shares they are offering by means of this prospectus, except that Rodmar Holdings, LLC owns an additional 1,013,606 shares of common stock and Marod Holdings, LLC owns an additional 13,606 shares of common stock.

     The selling shareholders acquired the shares that they are offering by means of this prospectus directly from Rascals. Five of the selling shareholders acquired their shares in satisfaction of debts owed by Rascals. The other three selling shareholders acquired their shares pursuant to the terms of the Equity Line of Credit Agreement that Rascals and Cornell Capital Partners, LP signed. Rascals issued the "Shares Acquired on Execution of ELC" identified in the table when the Agreement was signed, without any other consideration. The shares identified as "Shares Put by Rascals" are those which Rascals sold to Cornell Capital Partners pursuant to the Agreement.

                                          Common Shares Offered

                            Shares Acquired Shares Put  Shares
                            on Execution    By Rascals  Issued
Name                        of ELC          Per ELC     for Debt       Total
------------------------------------------------------------------------------
Cornell Capital Partners, LP    290,000        -               -       290,000
Newbridge Securities Corp.       19,231       N.A.             -        19,231
David Gonzalez, Esq.             12,000       N.A.             -        12,000
Stanley Chason                       --       N.A.     1,000,000     1,000.000
Mark Magnusson                       --       N.A.     1,000,000     1,000,000
Drew Magnusson                       --       N.A.       500,000       500,000
Rodmar Holdings, LLC                 --       N.A.       625,000       625,000
Marod Holdings, LLC                  --       N.A.       625,000       625,000




     Equity Line of Credit Agreement

     On October 8, 2003 Rascals signed an Equity Line of Credit Agreement with Cornell Capital Partners. Rascals issued 290,000 shares to Cornell Capital Partners on that date to compensate it for entering into the Agreement. Rascals also issued 12,000 shares to David Gonzalez, Esq., who serves as legal counsel to Cornell Capital Partners, to compensate Mr. Gonzalez for his services in connection with the preparation and implementation of the Agreement. Finally, Rascals issued 19,231 shares to Newbridge Securities Corp. to compensate it for acting as an advisor to Rascals in connection with the negotiation of the Agreement.

     The Equity Line of Credit Agreement provides that during the two years that follow the date of this prospectus Rascals may demand that Cornell Capital Partners purchase shares of common stock from Rascals. Rascals may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The aggregate maximum that Rascals may demand from Cornell Capital Partners is $10,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Rascals. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Rascals, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Rascals outstanding shares, or (c) the representations made by Rascals in the Agreement prove to be untrue.

     The Equity Line of Credit Agreement and related contracts require that we registering the shares for resale by the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify the selling shareholders and some of their affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. In turn, the selling shareholders have agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Relationships with Rascals International

     Neither Cornell Capital Partners, LP, Newbridge Securities Corp. or David Gonzalez, Esq. has had any relationship with Rascals International or its subsidiaries or affiliates within the past three years, other than the relationships created by the Equity Line of Credit Agreement.

     The relationships of the other five selling shareholders with Rascals within the past three years follow:

     Stanley Chason. In the Fall of 2002 Mr. Chason loaned $200,000 to Rascals Cherry Hill, Inc., a subsidiary of Rascals International, Inc. The loan was guaranteed by Rascals International, as well as by its other subsidiaries and its officers, Eduardo Rodriguez and Michael Margolies. When the loan went into default, Mr. Chason commenced legal action and obtained a judgment against Rascals Cherry Hill and the guarantors. The shares which Mr. Chason is offering by means of this prospectus were issued to him in partial satisfaction of that judgment debt.

     Mark Magnusson. Mr. Magnusson was an officer and director of Rascals until early in 2001. At that time he resigned and sold part of his shareholdings to Rascals in exchange for a promise of installment payments. Mr. Magnusson was also part owner of the two parcels of realty on which Rascals' West Orange and Ocean clubs were located. On December 31, 2001, Mr. Magnusson sold his interest in that real estate and some Rascals common stock to the family of Michael Margolies. Rascals was in default in its agreement to pay for Mr. Magnusson's stock until December 2003 when it issued 1,000,000 shares of common stock to him in satisfaction of that debt.

     Drew Magnusson. Mr. Magnusson was an officer and director of Rascals until early in 2000. At that time he resigned and sold part of his shareholdings to Rascals in exchange for a promise of installment payments. Rascals was in default in its agreement to pay for Mr. Magnusson's stock until December 2003 when it issued 500,000 shares of common stock to him in satisfaction of that debt.

     Rodmar Holdings, LLC and Marod Holdings, LLC. These two entities are owned by the families of Eduardo Rodriguez and Michael Margolies and are managed by Messrs. Rodriguez and Margolies. On December 31, 2001 they acquired ownership of the parcels of realty on which Rascals' clubs in West Orange and Ocean Township were located, and served as landlords of those properties until they were sold: West Orange in September 2002 (closing in June 2003) and Ocean Township in December 2003. In November 2002 they loaned $659,361 to Rascals from the proceeds of the sale of the West Orange property. In May 2003 they exchanged $500,000 of that debt (including accrued interest) for 1,000,000 shares of common stock. In December 2003 they exchanged the remainder of the debt plus unpaid rental payments for 1,250,000 shares of common stock.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     *  ordinary brokers' transactions;
     *  transactions involving cross or block trades
     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     *  in privately negotiated transactions; or
     *  to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position.
The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                              LEGAL MATTERS

     The validity of the common stock which the eight shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth
Street, Brooklyn, New York 11215.

                                 EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Rosenberg Rich Baker Berman & Company P.A., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference
Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http:
//WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                  INDEX TO FINANCIAL STATEMENTS

 I.    Audited Financial Statements for the Years
       Ended December 31, 2002 and 2001

                                                    Pages
Report of Independent Auditors                       F-1

Balance Sheet                                        F-2

Statements of Operations                             F-3

Statements of Stockholders' Deficit                  F-4

Statements of Cash Flows                             F-5

Notes to Financial Statements                        F-7


II.  Unaudited Financial Statements for the Nine
      Months Ended September 30, 2003 and 2002

Balance Sheet                                        F-17

Statements of Operations                             F-18

Statements of Cash Flows                             F-19

Notes to Financial Statements                        F-20



                        Independent Auditors' Report

To the Stockholders and Board of Directors of Rascals International, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheet of Rascals International, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rascals International, Inc. and Subsidiaries as of December 31, 2002, and the consolidated results of their operations, stockholders' equity (deficit) and their cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been repared assuming Rascals International, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 1, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Bridgewater, New Jersey
April 10, 2003


               Rascals International, Inc. and Subsidiaries
                         Consolidated Balance Sheet
                             December 31, 2002



Assets

 Current Assets
  Cash (Note 1)                         $   31,075
  Deferred charge - current (Note 2)        18,200
  Inventory (Note 1)                        44,259
  Prepaid consulting (Note 3)              220,000
  Prepaid expenses                          10,021
                                         ---------
  Total Current Assets                     323,555

Property and equipment, net
 (Notes 1 and 4)                           137,260

Other Assets
 Liquor licenses, net of accumulated
  amortization of $92,995 (Note 1)         158,105
 Deferred charge, net of current
  portion (Note 2)                         203,127
 Security deposits                          10,343
 Prepaid consulting, net of current
  portion (Note 3)                         275,915
                                         ---------
 Total Other Assets                        647,490
                                         ---------
 Total Assets                            1,108,305
                                         =========

Liabilities and Stockholders' Deficit
 Current Liabilities
  Accounts payable and accrued expenses  1,627,376
  Due to related parties (Note 7)          659,361
  Due to officer (Note 7)                   53,843
  Notes payable (Note 5)                    77,000
  Deferred income (Notes 1 and 10)          36,624
                                         ---------
 Total Current Liabilities               2,454,204

 Notes payable, net of current portion
  (Note 3)                                 242,000
                                         ---------
 Total Liabilities                       2,696,204

Commitments and Contingencies (Note 9)           -

Stockholders' Deficit
 Common stock, authorized 50,000,000
  shares, $.001 par value, 60,787
  shares issued and outstanding
  (Notes 1, 3 and 6)                            61
 Additional paid-in capital              3,680,001
 Accumulated deficit                    (5,267,961)
                                         ---------
 Total Stockholders' Deficit            (1,587,899)
                                         ---------
 Total Liabilities and Stockholders'
  Deficit                              $ 1,108,305
                                         =========



See notes to the consolidated financial statements.



              Rascals International, Inc. and Subsidiaries
                  Consolidated Statements of Operations


                                          Year Ended December 31,

                                          2002             2001
                                       ---------------------------
Net Sales                            $ 4,375,194       $ 4,556,691

Costs and Expenses
 Cost of sales                         1,535,084         1,741,488
 Restaurant operating expenses         1,886,013         1,909,773
 Rent expense - related party (Note 7)   312,000                 -
 Depreciation and amortization
  (Notes 1 and 4)                         54,931            59,782
                                       ---------         ---------
 Total Costs and Expenses              3,788,028         3,711,043

Gross Profit                             587,166           845,648

General and Administrative expenses
 General and administrative expenses   1,779,663         1,162,175
 Stock based compensation (Note 3)       206,867            15,590
                                       ---------         ---------
 Total General and Administrative
  Expenses                             1,986,530         1,177,765

(Loss) From Operations                (1,399,364)         (332,117)

Other Income (Expense)
 Interest expense                        (30,372)          (21,000)
 Other income                             12,887                 -
                                       ---------         ---------
 Total Other (Expense)                   (17,485)          (21,000)

(Loss) Before Income Tax Provision    (1,416,849)         (353,117)

Provision for Income Taxes
 (Note 1 and 8)                              240               480
                                      ----------         ---------
Net Loss                             $(1,417,089)      $  (353,597)
                                      ==========         =========

Earnings (Loss) Per Share (Note 1)
 Earnings (Loss) Per Common Share    $    (27.07)      $    (11.71)
                                      ==========         =========

Earnings Per Share-Assuming Dilution $    (27.07)      $    (11.71)
                                      ==========         =========


Weighted Average Number of Common
 Shares Outstanding                       52,359            30,208





See notes to the consolidated financial statements.



              Rascals International, Inc. and Subsidiaries
         Consolidated Statements of Stockholders' Equity (Deficit)





                                       Additional  Accumulated  Total
                      Common Stock     Paid-in     (Deficit)    Stockholders'
                    Shares     Amount  Capital     Earnings     Equity (Deficit)
-------------------------------------------------------------------------------
Balance-
 December 31, 2000  14,202,422  $14,202 $2,108,962   $(3,497,275) $(1,374,111)

Issuance of
 Common Stock        1,500,000    1,500          -             -        1,500
Stock Issued for
 Loan Extension         50,000       50      9,950             -       10,000

Stock Issued for
 Services               75,000       75      9,300             -        9,375

Related Party Debt
 Forgiveness                 -        -    311,081             -      311,081

Net Loss                     -        -          -      (353,597)    (353,597)
                    ---------------------------------------------------------
Balance-
 December 31, 2001  15,827,422   15,827 $2,439,293  $ (3,850,872) $(1,395,752)
                    ---------------------------------------------------------
Issuance of Common
 Stock               1,416,700    1,417    110,033             -      111,450

Stock Issued for
 Loan Extension        186,000      186     22,134             -       22,320

Stock Issued for
 Services           11,730,000   11,730    906,342             -      918,072

Stock issued for
 conversion of debt
 and accrued
 interest              833,334      833    166,667             -      167,500


Stock issued for
 officer compensation  400,000      400      5,200             -        5,600

Retroactive effect of
 500:1 reverse common
 stock split
                   (30,332,669) (30,332)    30,332             -            -

Net Loss                     -        -          -    (1,417,089)  (1,417,089)
                  -----------------------------------------------------------
Balance-
 December 31, 2002      60,787 $     61 $3,680,001   $(5,267,961) $(1,587,899)
                  ===========================================================



See notes to consolidated financial statements.

               Rascals International, Inc. and Subsidiaries
                   Consolidated Statements of Cash Flows


                                          Year Ended December 31,
                                           2002            2001
                                         -------------------------

Cash Flows From Operating Activities
 Net (Loss)                              $ (1,417,089)  $  (353,597)
 Adjustments to Reconcile Net Loss to
  Net Cash Used by Operating Activities
  Depreciation and amortization                62,109        59,782
  Stock issued for services                   278,292             -
  mortization of deferred compensation        206,867        15,589
  Decreases (Increases) in Assets
   Deferred charges                          (221,327)            -
   Prepaid expenses                            42,289        13,579
   Other current assets                             -        (1,683)
   Inventory                                    9,557        (5,285)
   Security deposits                              743        (1,913)

  Increases (Decreases) in Liabilities
   Accounts payable and accrued expenses      317,021       268,063
   Deferred income and credits                (33,661)      (64,951)
                                             --------        ------
  Net Cash Used by Operating Activities      (755,199)      (70,416)
                                             --------        ------

Cash Flows From Investing Activities
  Purchase of property and equipment          (40,845)       (22,428)
                                             --------        -------

  Net Cash Used by Investing Activities       (40,845)       (22,428)

Cash Flows From Financing Activities
  Prepayment of notes payable                 (51,310)             -
  Proceeds from notes and loans payable             -        120,000
  Payments on capital lease obligation              -        (12,460)
  Common stock issued                         111,450          1,500
  Proceeds from related party                 659,361              -
  Proceeds from officer, net                   53,843              -
                                             --------        -------
  Net Cash Provided by Financing Activities   773,344        109,040
                                             --------        -------
Net Decrease in Cash and Equivalents          (22,700)       (11,023)

Cash and Equivalents at Beginning of Period    53,775         17,976
                                             --------        -------
Cash and Equivalents at End of Period       $  31,075      $   6,953
                                             ========        =======


See notes to consolidated financial statements.

              Rascals International, Inc. and Subsidiaries
                  Consolidated Statements of Cash Flows



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION



 Cash paid during the year for:
      Interest                              $       -       $ 15,727
                                             ========         ======

      Income taxes                          $     480       $      -
                                             ========         ======


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2002, the Company converted notes payable of $150,000 as well as accrued interest of $17,500 into common stock.

During the year ended December 31, 2001, the Company issued 125,000 shares of common stock for services valued at $19,375.

During the year ended December 31, 2001, a company owned by similar interests forgave debt in the amount of $311,081.

During the year ended December 31, 2001, the Company defaulted on their capital lease agreement. The Company entered into a settlement agreement for $76,000, which has been reclassified into accounts payable.














See notes to consolidated financial statements.



               Rascals International, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (NOTE 1)

Basis of Presentation and Business

     Rascals International, Inc. was organized as a Delaware corporation in 1992. It is currently engaged in the business of operating three comedy clubs in the State of New Jersey. Each club is owned and operated by one of three subsidiaries of Rascals International, Inc.: Rascals Stage Door Grill, Inc., D.E.M., Inc. and Rascals Cherry Hill, Inc. The business plan of Rascals International, Inc. contemplates that it will develop other comedy clubs nationwide, as well as develop ancillary methods of distributing comedic entertainment, such as pay-per-view, Internet, home video, etc.

     These financial statements are presented on a consolidated basis and include the results of operations of the parent corporation, Rascals International, Inc., the three subsidiaries aforementioned, and Rascals Kendall, Inc., a 75%-owned subsidiary which owned and operated a now-closed club in Kendall, Florida.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the consolidated financial statements, the Company has incurred recurring net losses from operations, an accumulated deficit, and recurring negative cash flows from operations. These factors all raise substantial doubt about the ability of the Company to continue as a going concern.

     The Company is currently employing the following strategies in order to achieve profitability over the next 2 to 3 years.

     The profitability of each individual club location will be reviewed. If management determines that profitability cannot be achieved at any given location, then action will be taken to relocate or sell the location.

     The Company has invested considerable time and effort into television and Internet related projects. Revenues plan to be generated through Internet activities in the form of Pay Per View Comedy Webcasts, the sale of merchandise over the Internet and most significantly by the sale of advertising space. The Company has already begun to see modest sales from these ventures and has established the groundwork to enable it to generate significant revenues in the future. The Company owns the rights to Rascal's Comedy Library. This library contains over 200 hours of comedy footage of now famous comedians taped while performing at Rascals. Revenues will be generated through broadcast of this library over the Internet, production of video tapes to be sold at the clubs and over the Internet and by sale of video clips for use in approved third party advertising and productions. IN-Demand, a major television pay-per-view organization, put Rascals Comedy Hour availability into 35 million homes in November of 2001.

    The Company is currently in the process of raising money in the investment community to help fund corporate activities and the expansion of the comedy club chain and growth of its Internet activities. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.


     Cash and Cash Equivalents

     Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 2002, the Company had no cash equivalents.

     Inventories

     Inventories consist of food, beverages and supplies. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

     Property and Equipment, Depreciation and Amortization

     Property and equipment is presented at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets: 5-15 years for Machinery and Equipment and Furniture and Fixtures. Amortization of leasehold improvements is computed utilizing the straight-line method over the lesser of the remaining lease term or the useful life of the leasehold.

     Liquor Licenses

     The liquor licenses are amortized over their useful lives of 40 years utilizing the straight-line method. Amortization expense was $6,278 and $7,286 for the years ended December 31, 2002 and 2001, respectively.

     Advertising

     The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2002 and 2001 were $82,277 and $86,913, respectively.

     Concentrations

     The Company maintains cash balances at two financial institutions in New Jersey. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. All cash balances were fully insured at December 31, 2002.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Earnings (Loss) Per Share

     Earnings/(loss) per common share represents the amount of earnings/(loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings/(loss) per share reflects the amount of earnings/(loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings/(loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings/(loss) per share.

     Potential future dilutive securities include 3,200 shares issuable under outstanding warrants as of December 31, 2002. Rascals International, Inc. and Subsidiaries Notes to the Consolidated Financial Statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

     Income Taxes

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws expected to be in effect when the differences are expected to reverse. Valuation allowances are provided against deferred tax assets for which it is "more likely than not" the assets will not be realized.

     Revenue Recognition

     Revenue from restaurants are recognized when services are provided. Revenues from the comedy clubs are recognized when the show is performed.
The Company is paid by cash or credit card when services are provided, therefore, there are no accounts receivable or allowance for doubtful accounts at the date of these financial statements.

     Reclassification

     Certain accounts in the prior years financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.

DEFERRED CHARGE (NOTE 2)

     In August 2002 the Company entered into an agreement for its location in Cherry Hill, New Jersey. As part of the agreement the Company was responsible for renovating the existing club. The agreement calls for the owners of the club to reimburse the Company, for their "investment cost" at 10% of monthly beverage revenues generated in the showroom during scheduled shows.
The agreement is for five years. This Deferred Charge is being amortized over the five year period, with the cost being decreased by any reimbursement.

PREPAID CONSULTING (NOTE 3)

     Prepaid consulting expenses are recorded in connection with common stock issued to consultants for future services and are amortized over the period of the agreement, ranging from one to three years.

PROPERTY AND EQUIPMENT (NOTE 4)

     A summary of property and equipment is as follows:

     Machinery and Equipment  $ 415,205
     Leasehold Improvements     293,305
     Furniture and Fixtures     128,841
                               --------
     Total                      837,351

     Less:  Accumulated
            Depreciation        700,091
                               --------
                             $  137,260
                               ========

     Depreciation expense was $54,931 and $51,956 for the years ended December 31, 2002 and 2001, respectively.

NOTES PAYABLE (NOTE 5)

     Notes payable are as follows:


     Note payable, due November 1, 2008 at 16%
      interest per annum, secured by liquor
      licence on West Orange, NJ club                 $ 119,000

     Note payable, at 18% interest.  Payable as
      follows:
      Effective February 28, 2003, the Company
       shall pay on Monday of each and every week
       thereafter the greater of (a) 90% of pre-tax
       Gross Profit for the prior seven days; or
       (b) 10% of gross receipts for the prior seven
       days; or (c) $2,000.00.  "Gross Profit" is
       defined as the difference between gross
       receipts from all sources and direct
       expense of payroll, promotion and 7% of
       gross receipts due Rascals Cherry Hill.  All
       payments shall be applied first to accrued
       interest, and then to the outstanding Principal
       Amount.  The note is secured by substantially
       all the assets of the Company                    200,000

                                                        -------
     Total                                              319,000


     Less: current maturities                            77,000

                                                        -------
     Notes Payable, net of Current Maturities         $ 242,000
                                                        =======


     Total maturities of long-term debt are as follows:

     Year Ending December 31,

                               2003                   $  77,000
                               2004                     108,000
                               2005                      75,000
                               2006                      25,000
                               2007                      28,000
                               Thereafter                 6,000
                                                       --------
                                                      $ 319,000
                                                       ========

CONVERSION OF LOANS PAYABLE (NOTE 6)

     During the year ended December 31, 2002, notes payable plus accrued interest in the amount of $167,450 were converted into 1,667 shares of the Company's common stock.

TRANSACTIONS WITH RELATED PARTIES (NOTE 7)

     Facilities Rental

     The companies lease their facilities from two entities owned by the families of the Company's executive officers. During the year ended December 31, 2001 the landlord agreed to waive rent for that year. Total rent expense to the entities during the years ended December 31, 2002 and 2001 was $312,000 and $0, respectively.

     In addition to waiving the rent expense for the year ended December 31, 2001, the landlord also agreed to forgive rent prior to 2001, totaling $311,081. In accordance with APB 26, the debt was classified as paid in capital.



                Rascals International, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements

TRANSACTIONS WITH RELATED PARTIES (NOTE 7), Continued

     Due to Officer

     During the year an officer of the Company loaned the Company $75,000 as part of a restructure of an existing loan with a note holder. The note is non-interest bearing and has no repayment terms.

     Due to Related Party

     During the year, two entities owned by the families of the Company's executive officers loaned money to the Company from the sale of the West Orange property. The loan calls for interest at 12% and payments of $25,000 monthly, commencing January 2, 2003 to be applied against accrued interest first. The note is due December 31, 2003.

INCOME TAXES (NOTE 8)

     Provision for income taxes consist of the following:

                                          December 31,
                                       2002          2001


Currently Payable
     Federal                          $     -      $     -
     State                                240          480
                                       ------       ------
     Total                            $   240      $   480
                                       ======       ======

     The components of the Company's deferred tax asset is as follows:


     Federal and State Net Operating Losses     $3,503,000
     Deferred Items                                 34,000
                                                 ---------
     Totals                                      3,537,000

     Less:  Valuation Allowance                 (3,537,000)
                                                 ---------
     Net Deferred Tax Asset                     $        -
                                                 =========

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $8,758,000 of which approximately $2,100,000 expires in 2009, $300,000 in 2010, $700,000 in 2011, $300,000 in 2012, $1,000,000 in
2018, $1,200,000 in 2019, $1,580,000 in 2020 $354,000 in 2021 and $1,224 in
2002. Certain of the net operating losses arose prior to various subsidiaries joining the consolidated group and are therefore limited in there usage only against profits of that particular subsidiary. In addition, a change in ownership has occurred with respect to approximately $4,000,000 of the net operating losses and their usage will be severely restricted under the net operating loss limitations provided in section 383 of the Internal Revenue Code.

     Due to the uncertainty of profitable operations, and the restrictions and limitations on the usage of the Company's net operating losses, a valuation allowance for the full amount of the deferred tax asset has been recorded. At December 31, 2002, the valuation allowance increased $709,000 over the preceding period.

     A reconciliation of the federal statutory tax amount to the Company's actual tax amount for the year ended December 31, 2002 and 2001 is as follows:


            Rascals International, Inc. and Subsidiaries
           Notes to the Consolidated Financial Statements


INCOME TAXES (NOTE 8) (Continued)



                                           December 31,
                                      2002            2001
                                     ------------------------

Statutory (Benefit)                 $457,000      $ (120,360)
Loss for Which No Benefit was
 Received                           (433,000)        112,947

Non Deductible Expenses              (24,000)          7,413
                                     -------        --------

Effective Rate                      $      -      $        -
                                     =======        ========

COMMITMENTS (NOTE 9)

     Leases

     The companies lease restaurant, office and storage space, parking facilities, autos, and equipment under operating leases expiring at various times through the year 2003. The restaurant, office and storage and parking facilities are leased from related parties.

     The leases are for 5 years and expire on December 31, 2003. The leases call for rent of $312,000 annually. The companies are also responsible for real estate taxes, insurance and other costs. The leases provide for 1 additional term of 5 years with rent of at least $312,000 with the actual rent amount to be negotiated no later than the 54th month of the lease.

     The Company entered into a lease in October 2002 for office space in New Jersey under an operating lease through December 31, 2005.

     Minimum future rental payments under noncancellable operating leases as of December 31, 2002 are as follows:

                                     Unrelated          Related Party
                                     --------------------------------
            Year Ending December 31,
                               2003   $ 35,297          $ 312,000
                               2004     35,297                  -
                               2005     35,297                  -
                                       -------            -------
        Total Minimum Future Rentals  $105,891          $ 312,000


     The lease also contain provisions for contingent rental payments based upon increases in taxes, insurance, and common area maintenance expense.

     Total non-related party rent expense was $3,941 and $12,096 for the years ended December 31, 2002 and 2001, respectively.

     Financial Consulting Agreements

     In November 1999, the Company entered into a five year agreement with a consultant to act as a finder for equity and/or debt financing on the Company's behalf. Terms of the agreement provide the consultant with the following fee schedule:


                 Rascals International, Inc. and Subsidiaries
                 Notes to the Consolidated Financial Statements

COMMITMENTS (NOTE 9) (Continued)

        5% of the first $1,000,000
        4% of the consideration between $1,000,001 and $2,000,000
        3% of the consideration between $2,000,001 and $3,000,000
        2% of the consideration between $3,000,001 and $4,000,000
        1% of such consideration in excess of $4,000,000

     In addition, the Company issued 100 warrants to purchase the Company's common stock at $1,000 per share and 100 warrants to purchase the Company's common stock at $750 per share for a total fair value of $77,954. The warrants are issued for a 5 year period and vest immediately. The Company recorded amortization of $15,590 in the statement of operations in both years ended December 31, 2002 and 2001.

DEFERRED INCOME AND CREDITS (NOTE 10)

     The Company sells comedy tickets in advance for certain performances as well as gift certificates. The deferred income recorded by the Company for prepaid tickets and gift certificates was $36,624 at December 31, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS (NOTE 11)

     The carrying amount of cash, inventory, prepaid expenses, accounts payable and deferred income and credits approximates fair value because of the short maturity of these instruments. The fair value of the Company's capital lease obligations approximates its carrying value and is based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

LIMITATIONS (NOTE 12)

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

OPTIONS AND WARRANTS (NOTE 13)

     Effective December 21, 2001, the Company adopted the 2001 Stock and Stock Option Plan. During 2002 the Company adopted the 2002 Stock and Stock Option Plan and the 2002 Equity Incentive Plan. The terms of the Plans are substantially identical. Under the Plans the Board of Directors is authorized to grant up to 28,000 shares of common stock to employees, directors or consultants. The grants could be made in the form of outright grants of stock, grants of restricted stock, grants of qualified or non-qualified options or grants of performance shares. Through December 31, 2002 a total of 21,620 shares had been granted under the Plans, all in the form of stock grants. No options have been granted under the Plans.

     A summary of the status of the Company's warrants as of December 31, 2002 and changes during the year then ended is presented below:


                Rascals International, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements

OPTIONS AND WARRANTS (NOTE 13) (Continued)



                                                     Weighted
                                                     Average
                                                     Exercise
                                          Shares     Price

--------------------------------------------------------------
Outstanding at beginning of year         200        $   875

Granted                                3,000            100

Exercised                                  -              -

Expired
                                       1,000             50
                                       ------          ----
Outstanding at end of year             2,200        $   193
                                       =====           ====

RESTRICTED STOCK GRANT (NOTE 14)

     On March 18, 2002, Rascals' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 17,500 shares of Common Stock were reserved. In April 2002 the restricted shares were issued. In September 2002 17,000 of the restricted shares granted in April 2002 were surrendered and returned to Rascals.

   The shares issued under the Program are subject to the following restrictions:

   1. After 2002 and each of the following four fiscal years (2003 through 2006) one-fifth of the shares granted (the "At-Risk Shares") will be forfeited if Rascals' revenue during the year does not exceed the following thresholds:


                 2002 - $ 3,500,000
                 2003 - $ 4,500,000
                 2004 - $ 5,500,000
                 2005 - $ 6,500,000
                 2006 - $ 7,500,000

   2. All shares held by a Grantee shall be forfeited if his employment by Rascals and his membership on the Board terminates prior to the date the restrictions lapse.

NEW ACCOUNTING PRONOUNCEMENTS (NOTE 15)

     Standards Implemented

     In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, "Rescission of FASB Statements No. 4,44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective May 15, 2002. SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and classified as an extraordinary item, net of tax, and makes certain other technical corrections. SFAS No. 145 did not have a material effect on the company's Consolidated Financial Statements.







               Rascals International, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements

NEW ACCOUNTING PRONOUNCEMENTS (NOTE 15), Continued

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and develops a single accounting model, based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, whether such assets are or are not deemed to be a business. SFAS No. 144 also modifies the accounting and disclosure rules for discontinued operations. The standard was adopted on January 1, 2002, and did not have a material impact on the company's Consolidated Financial Statements.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for business combinations and prohibits the use of the pooling of interests method. Under the previous rules, the company used the purchase method of accounting. SFAS No. 141 also refines the definition of intangible assets acquired in a purchase business combination. As a result, the purchase price allocation of current business combinations may be different than the allocation that would have resulted under the old rules. Business combinations must be accounted for using SFAS No. 141 effective July 1, 2001.

     SFAS No. 142 eliminates the amortization of goodwill, requires annual impairment testing of goodwill and introduces the concept of indefinite life intangible assets. The company adopted SFAS No. 142 on January 1, 2002.
The new rules also prohibit the amortization of goodwill associated with business combinations that closed after June 30, 2001. The adoption of SFAS No. 141 and 142 did not have a material effect on the company's Consolidated Financial Statements.

    New Standards to be Implemented

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset. SFAS No. 143 requires the recording of an asset and a liability equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The asset is required to be depreciated over the life of the related equipment or facility, and the liability is required to be accreted each year based on a present value interest rate. The standard is effective for the company on January 1, 2003. The company has reviewed the provisions of this standard, and its adoption is not expected to have a material effect on the company's Consolidated Financial Statements.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (Including Certain Costs Incurred in a Restructuring)," and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Such liabilities should be recorded at fair value and updated for any changes in the fair value of each period. The company is currently evaluating the possible effect on future Consolidated Financial Statements.

            Rascals International, Inc. and Subsidiaries
           Notes to the Consolidated Financial Statements

SUBSEQUENT EVENTS (NOTE 16)

In January 2003, the Company sold 30,000 shares of common stock to the Marod Holdings, LLC and Rodmar Holdings, LLC for $15,000. The sale was made pursuant to the loan agreement in Note 7.

In February 2003, the Company's Board of Directors and shareholders authorized a 1:500 reverse common stock split. The reverse split became effective on March 28, 2003. Accordingly, all common shares and per share data have been restated to reflect the reverse split.

In January 2003 the Company issued 1,213 shares of its common stock to Michael Margolies, its Vice Chairman, as a bonus for services.

In April 2003 the Company issued 7,500 shares of its common stock to an unrelated party in consideration of services performed for the Company.





                 Rascals International, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheet
                             September 30, 2003


            Assets
Current Assets
 Cash                               $         -
 Inventory                               23,338
 Deferred charge - current               24,600
 Prepaid consulting                   1,330,030
                                      ---------

            Total Current Assets      1,377,968
                                      ---------

Property and equipment, net              89,891
Other Assets
 Liquor licenses                        152,856
 Prepaid consulting, net of current
  portion                             1,154,144
 Security deposits                       10,343
 Other assets                             8,050
 Deferred charges, net of current
  portion                               178,309
                                      ---------
         Total Other Assets           1,503,702
                                      ---------

         Total Assets                 2,971,561
                                      =========


            Liabilities and Stockholders' Equity

Current Liabilities
 Accounts payable and accrued
  expenses                            2,026,266
 Due to related parties                 223,604
 Notes payable                          307,000
 Deferred income and credits             30,211
                                      ---------
         Total Current Liabilities    2,587,081
                                      ---------
         Total Liabilities            2,587,081
                                      ---------
Stockholders' Equity
 Common stock, authorized 50,000,000
  shares, $.001 par value,
  5,541,028 shares issued and
  outstanding                             5,541
 Additional paid-in capital           8,364,507
 Accumulated deficit                 (6,655,568)
 Prepaid consulting fees             (1,330,000)
                                      ---------
         Total Stockholders' Equity     384,480
                                      ---------
         Total Liabilities and
          Stockholders'Equity       $ 2,971,561
                                      =========

See notes to the condensed consolidated financial statements.

               Rascals International, Inc. and Subsidiaries
              Condensed Consolidated Statements of Operations




                                   Three Months Ended      Nine Months Ended
                                      September 30,          September 30,
                                   2003          2002     2003          2002
                                -----------------------------------------------
                                      (Unaudited)             (Unaudited)

Net Sales                       $ 180,940  $ 936,700   $ 1,969,285  $ 3,205,253
                                  -------    -------     ---------    ---------

Costs and Expenses
 Cost of sales                     81,343    323,944       888,088    1,027,562
 Restaurant operating expenses     58,602    424,514       788,523    1,222,675
 Depreciation and amortization     22,877     14,351        56,360       45,480
                                  -------    -------     ---------    ---------
 Total Costs and Expenses         162,822    762,809     1,732,971    2,295,717
                                  -------    -------     ---------    ---------

Gross Profit                       18,118    173,891       236,314      909,536

General and Administrative
 expenses
 General and administrative
  expenses                        259,948    245,731       848,552      708,166
 Stock based compensation         278,945     75,167       546,234      121,659
 Stock issued for consulting
  services                        128,525     72,514       229,359      160,103
                                  -------    -------     ---------    ---------
 Total General and Administrative
  Expenses                        667,418    393,412     1,624,145      989,928

Loss Before Income Tax Provision (649,300)  (219,521)   (1,387,831)     (80,292)

Provision for Income Taxes              -          -             -            -
                                  -------    -------     ---------    ---------
Net Loss                        $(649,300) $(219,521)  $(1,387,831) $   (80,292)
                                  =======    =======     =========    =========

Earnings per share
 Earnings (Loss) Per Common
  Share                         $   (0.16) $   (4.37)   $    (0.80) $     (2.70)
                                  =======    =======     =========    =========
 Earnings (Loss) Per Share -
  Assuming Dilution             $   (0.16) $   (4.37)   $    (0.80) $     (2.70)
                                  =======    =======     =========    =========

Weighted Average Number of
 Common Shares Outstanding -
 Basic                          3,955,834     50,186     1,716,193       29,707

Weighted Average Number of
 Common Shares Outstanding -
 Fully Diluted                  3,955,834     50,186     1,716,193       29,707





See notes to the condensed consolidated financial statements.

                  Rascals International, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows






                                            Nine Months Ended
                                              September 30,
                                            2003         2002
                                          ----------------------
                                              (Unaudited)

Cash Flows From Operating Activities      $ (99,475)  $ 104,327
                                            -------     -------
Cash Flows From Financing Activities         68,400     (67,016)
                                            -------     -------
Cash Flows From Investing Activities              -     (32,494)
                                            -------     -------
Net Decrease in Cash and Equivalents        (31,075)      4,817

Cash and Equivalents at Beginning of
 Period                                      31,075       6,953
                                            -------     -------
Cash and Equivalents at End of Period     $       -   $  11,770
                                            =======     =======































See notes to the condensed consolidated financial statements.

                 Rascals International, Inc. and Subsidiaries
            Notes to the Condensed Consolidated Financial Statements
          For the Three and Nine Month Periods Ended September 30, 2003
                                 (Unaudited)


1.   BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statement have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The unaudited condensed financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002.

2.   STOCK ISSUED TO AFFILIATES

     During the quarter ended March 31, 2003 the Company issued 1,213 shares of common stock to an officer of the Company. The issuance was a bonus in consideration of the officer's services in arranging financing for the Company.

     During the quarter ended March 31, 2003 the Company sold 30,000 shares of common stock to Marod Holdings LLC and Rodmar Holdings LLC for $15,000. The sale was pursuant to the terms of the Loan Agreement dated November 6, 2002, pursuant to which Marod Holdings and Rodmar Holdings loaned $641,204 to the Company.

     In May 2003 the Company issued 1,000,000 shares of its common stock to Rodmar Holdings LLC in satisfaction of $500,000 owed to Rodmar Holdings and Marod Holdings for money loaned in November 2002.

     In July 2003 the Company issued 100,000 shares of common stock to each of its executive officers. The shares were issued pursuant to the Company's Employee Stock Purchase Plan in lieu of salary owed to the two executives.

     In August 2003 the Company issued 1,000,000 shares of common stock to each of its executive officers. The shares were issued pursuant to the Company's Restricted Stock Grant Program.

3.   STOCK ISSUED FOR CONSULTING SERVICES

     During the quarter ended June 30, 2003 and the quarter ended September 30, 2003 the Company issued 2,056,000 shares of its common stock to twenty individuals or entities in consideration of consulting services. 1,951,500 of those shares were issued in consideration of commitments from the recipients to provide consulting services in the future. The terms of the consulting agreements vary from one to four years. The market value of the common stock on the date of issuance will be recorded as an expense - "stock issued for consulting services" - over the term of each consulting agreement.





              Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

   Rascals' By-laws provide that Rascals will indemnify our directors and officers against liabilities arising from their service as directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Rascals pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Rascals of expenses incurred or paid by a Director, officer or controlling person of Rascals in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Rascals will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

   The following are the expenses that Rascals expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Rascals will pay all of these expenses; the selling shareholders will pay none of them.

   Filing Fee.......................       $   897
   Accounting fees..................         2,000
   Transfer Agent ..................           500
   Legal fees.......................         7,000
   Printing expenses................           300
                                            ------
   TOTAL............................       $10,697

Item 26.  Recent Sales of Unregistered Securities.

   In January 2001 Rascals issued 150 shares of common stock to Robert H. Jaffe Associates. The securities were issued in consideration for services valued at $7,050. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

   In June 2001 Rascals issued 3,000 shares of common stock to Mark Magnusson. The securities were issued in consideration for cancellation of a contract valued at $1,500. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

   In June 2001 Rascals issued 100 shares of common stock to Andrew Freundlich. The securities were issued in consideration for a loan extension valued at $10,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

   In January 2002 Rascals issued 3,000 shares of common stock to Michael Margolies. The securities were issued in consideration for services valued at the market price of the shares on the date of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

   In January 2002 Rascals issued 1,000 shares of common stock to The Siriani-Jersey Trust. The securities were issued in consideration for satisfaction of a $50,000 promissory note and $25,000 in cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

   In March 2002 Rascals issued 1,000 shares of common stock and common stock purchase warrants to Sage Capital Investments Limited. The securities were issued in consideration for satisfaction of a $100,000 debenture. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

   In April 2002 Rascals issued a total of 17,500 shares of common stock to Messrs. Eduardo Rodriguez, Michael Margolies and Gary Marks. The securities were issued in consideration for services valued at the market price of the shares on the date of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Rascals and who were acquiring the shares for their own accounts. There were no underwriters.

   In October 2002 Rascals issued 2,000 shares of common stock to Andrew Freundlich. The securities were issued in consideration for a loan extension. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

   In January 2003 Rascals issued 1,213 shares of common stock to Michael Margolies. The securities were issued in consideration for services valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

   In January 2003 Rascals issued 30,000 shares of common stock to Marod Holdings LLC and Rodmar Holdings, LLC. The securities were issued in consideration for a loan. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Rascals and which were acquiring the shares for their own accounts. There were no underwriters.

   In May 2003 Rascals issued 1,000,000 shares of common stock to Rodmar Holdings LLC. The securities were issued in consideration for satisfaction of $500,000 due on a promissory note. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

   In June 2003 Rascals issued 275,000 shares of common stock to
iCapital Finance Inc. and Basic Investors Inc.   The securities were
issued in consideration for services valued at the market value of the shares on the date they were issued. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Rascals and which were acquiring the shares for their own accounts. There were no underwriters.

   In June 2003 Rascals issued 7,500 shares of common stock to National Financial Comm. Corp. The securities were issued in satisfaction of a $10,000 obligation. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

   In October 2003 Rascals issued 120,000 shares of common stock to Live Oak Capital LLC. The securities were issued in consideration for services valued at the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

   In December 2003 Rascals issued 1,000,000 shares of common stock to Stanley Chason. The securities were issued in partial satisfaction of a $265,000 obligation. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and was acquiring the shares for his own account. There were no underwriters.

   In December 2003 Rascals issued a total of 1,500,000 shares of common stock to Mark Magnusson and Drew Magnusson. The securities were issued in satisfaction of an obligation of approximately $155,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Rascals and were acquiring the shares for their own accounts. There were no underwriters.

   In December 2003 Rascals issued a total of 1,250,000 shares of common stock to Rodmar Holdings LLC and Marod Holdings LLC. The securities were issued in satisfaction of an obligation of approximately $300,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Rascals and which were acquiring the shares for their own accounts. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a      Articles of Incorporation, as amended on May 6, 1993 and August
         9, 1999. (1)

3-a(1) Certificate of Amendment to Articles of Incorporation dated March 17, 2003 - filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended March 31, 2003 and incorporated herein by reference.

3-b      By-laws. (1)

5        Opinion of Robert Brantl, Esq.

10-a Lease Agreement dated January 1, 1999 for premises at 1500 Highway #35, Ocean, New Jersey. (1)

10-b Affiliation Agreement dated December 31, 2001 among Rascals International, Inc., Edward Rodriguez and Michael Margolies. (2)

10-c     Employment Agreement - Michael Margolies dated January 1, 2002.
         (2)

10-d     Employment Agreement - Eduardo Rodriguez dated January 1, 2002.
         (2)

10-e Restricted Stock Grant Program - filed as an exhibit to the Current Report on Form 8-K dated August 5, 2003 and incorporated herein by reference.

10-f Equity Line of Credit Agreement with Cornell Capital Partners dated October 8, 2003.

21       Subsidiaries -  Rascals Comedy Club Stage Door Grill, Inc.
                         D.E.M. Amusements, Inc.
                         Rascals Cherry Hill, Inc.

23-a.    Consent of Rosenberg Rich Baker Berman & Company, P.A.

23-b     Consent of Robert Brantl, Esq. is contained in his opinion.
_____________________________

(1) Filed as an exhibit to the Company's Registration Statement on Form 10-SB and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated December 31, 2001 and incorporated herein by reference.

Item 28.  Undertakings

   See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

   The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

                   (i) Include any prospectus required by Section 10(a)(3)
             of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which,
             individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material
             information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                              SIGNATURES

             In accordance with the requirements of the Securities Act of 1933, Rascals International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the Town of West Orange and the State of New Jersey on the 16th day of December, 2003.

                          RASCALS INTERNATIONAL, INC.


                          By: /s/Eduardo Rodriguez
                              ----------------------------
                              Eduardo Rodriguez, Chairman


             In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on December 16, 2003.



/s/Eduardo Rodriguez
--------------------     President (Chief Executive Officer, Chief Financial
Eduardo Rodriguez         Officer, Chief Accounting Officer), Director




--------------------     Director
Gary Marks



/s/Michael Margolies     Director
--------------------
Michael Margolies

                           INDEX TO EXHIBITS


3-a     Articles of Incorporation, as amended on May 6, 1993 and August
        9, 1999. (1)

3-a(1) Certificate of Amendment to Articles of Incorporation dated March 17, 2003 - filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended March 31, 2003 and incorporated herein by reference.

3-b     By-laws. (1)

5       Opinion of Robert Brantl, Esq.

10-a Lease Agreement dated January 1, 1999 for premises at 1500 Highway #35, Ocean, New Jersey. (1)

10-b Affiliation Agreement dated December 31, 2001 among Rascals International, Inc., Edward Rodriguez and Michael Margolies.
        (2)

10-c    Employment Agreement - Michael Margolies dated January 1, 2002.
        (2)

10-d    Employment Agreement - Eduardo Rodriguez dated January 1, 2002.
        (2)

10-e Restricted Stock Grant Program - filed as an exhibit to the Current Report on Form 8-K dated August 5, 2003 and incorporated herein by reference.

10-f Equity Line of Credit Agreement with Cornell Capital Partners dated October 8, 2003.

21      Subsidiaries -  Rascals Comedy Club Stage Door Grill, Inc.
                        D.E.M. Amusements, Inc.
                        Rascals Cherry Hill, Inc.

23-a.   Consent of Rosenberg Rich Baker Berman & Company, P.A.

23-b    Consent of Robert Brantl, Esq. is contained in his opinion.
_____________________________

(1) Filed as an exhibit to the Company's Registration Statement on Form 10-SB and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated December 31, 2001 and incorporated herein by reference.



                      *       *       *       *       *

                                                          EXHIBIT 5

                       ROBERT BRANTL, ESQ.
                        322 Fourth Street
                       Brooklyn, NY 11215
                          718-768-6045

December 16, 2003

Rascals International, Inc.
414 Eagle Rock Avenue
Suite 308
West Orange, NJ 07052

Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form SB-2 which Rascals International, Inc. proposes to file with the Securities and Exchange Commission registering a total of 51,532,076 shares of common stock for resale by eight selling shareholders.

I am of the opinion that all corporate proceedings have been taken so that the shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

                                   Yours,

                                   /s/ Robert Brantl
                                   --------------------
                                       Robert Brantl


             *      *       *       *       *       *       *

                                                        EXHIBIT 10-f



                     EQUITY LINE OF CREDIT AGREEMENT

     AGREEMENT dated as of the 8th day of October 2003 (the "Agreement") between CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the "Investor"), and RASCALS INTERNATIONAL INC., a incorporated, organized and existing under the laws of the State of Delaware (the "Company").

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to Ten Million Dollars ($10,000,000) of the Company's common stock, par value $0.001 per share (the "Common Stock"); and

     WHEREAS, such investments will be made in reliance upon the provisions of Regulation D ("Regulation D") of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act"), and or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

     WHEREAS, the Company has engaged Newbridge Securities Corporation, to act as the Company's exclusive placement agent in connection with the sale of the Company's Common Stock to the Investor hereunder pursuant to the Placement Agent Agreement dated the date hereof by and among the Company, the Placement Agent and the Investor (the "Placement Agent Agreement").

     NOW, THEREFORE, the parties hereto agree as follows:


                           ARTICLE I.
                       Certain Definitions

     Section 1.1. "Advance" shall mean the portion of the Commitment Amount requested by the Company in the Advance Notice.

     Section 1.2. "Advance Date" shall mean the date Butler Gonzalez LLP Escrow Account is in receipt of the funds from the Investor and Butler Gonzalez LLP, as the Investor's Counsel, is in possession of free trading shares from the Company and therefore an Advance by the Investor to the Company can be made and Butler Gonzalez LLP can release the free trading shares to the Investor. No Advance Date shall be less than six (6) Trading Days after an Advance Notice Date.

     Section 1.3. "Advance Notice" shall mean a written notice to the Investor setting forth the Advance amount that the Company requests from the Investor and the Advance Date in the form annexed hereto as Exhibit A.

     Section 1.4. "Advance Notice Date" shall mean each date the Company delivers to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement. No Advance Notice Date shall be less than six (6) Trading Days after the prior Advance Notice Date.

     Section 1.5. "Bid Price" shall mean, on any date, the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market or if the Common Stock is not traded on a Principal Market, the highest reported bid price for the Common Stock, as furnished by the National Association of Securities Dealers, Inc.

     Section 1.6. "Closing" shall mean one of the closings of a purchase and sale of Common Stock pursuant to Section 2.3.

     Section 1.7. "Commitment Amount" shall mean the aggregate amount of up to Ten Million Dollars ($10,000,000) which the Investor has agreed to provide to the Company in order to purchase the Company's Common Stock pursuant to the terms and conditions of this Agreement.

     Section 1.8. "Commitment Period" shall mean the period commencing on the earlier to occur of (i) the Effective Date, or
(ii) such earlier date as the Company and the Investor may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of Ten Million Dollars ($10,000,000), (y) the date this Agreement is terminated pursuant to Section 2.4, or (z) the date occurring twenty-four (24) months after the Effective Date.

     Section 1.9. "Common Stock" shall mean the Company's common stock, par value $0.001 per share.

     Section 1.10. "Condition Satisfaction Date" shall have the meaning set forth in Section 7.2.

     Section 1.11. "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements and costs and expenses of expert witnesses and investigation).

     Section 1.12.  "Effective Date" shall mean the date on which
the   SEC  first  declares  effective  a  Registration  Statement registering the resale of the Registrable Securities as set forth in Section 7.2(a).

     Section 1.13. "Escrow Agreement" shall mean the escrow agreement among the Company, the Investor, and Butler Gonzalez
LLP dated the date hereof.

     Section 1.14.  "Exchange Act" shall mean the Securities  and
Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     Section 1.15. "Material Adverse Effect" shall mean any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement or the Registration Rights Agreement in any material respect.

     Section 1.16.  "Market Price" shall mean the  lowest  daily
VWAP of the Common Stock during the Pricing Period.

     Section 1.17.  "Maximum Advance Amount" shall be One Hundred
Fifty Thousand  Dollars ($150,000) per Advance Notice.

     Section 1.18   "NASD" shall mean the National Association of
Securities Dealers, Inc.

     Section 1.19    "Person"  shall  mean  an  individual,   a
corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     Section 1.20    "Placement  Agent"  shall  mean  Newbridge
Securities Corporation. a registered broker-dealer.

     Section 1.21    "Pricing Period" shall mean  the  five  (5)
consecutive Trading Days after the Advance Notice Date.

     Section 1.22 "Principal Market" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, the OTC Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

     Section 1.23 "Purchase Price" shall be set at ninety eight percent (98%) of the Market Price during the Pricing Period.

     Section 1.24 "Registrable Securities" shall mean the shares of Common Stock to be issued hereunder (i) in respect of which the Registration Statement has not been declared effective by the SEC, (ii) which have not been sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") or (iii) which have not been otherwise transferred to a holder who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend.

     Section 1.25 "Registration Rights Agreement" shall mean the Registration Rights Agreement dated the date hereof, regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investor.

     Section 1.26    "Registration  Statement"  shall   mean   a
registration statement on Form S-1 or SB-2 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement and the
Registration  Rights  Agreement,  and  in  accordance  with   the
intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

     Section 1.27 "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.28   "SEC" shall mean the Securities and Exchange
Commission.

     Section 1.29 "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.30 "SEC Documents" shall mean Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and Proxy Statements of the Company as supplemented to the date hereof, filed by the Company for a period of at least twelve (12) months immediately preceding the date hereof or the Advance Date, as the case may be, until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

     Section 1.31 "Trading Day" shall mean any day during which the New York Stock Exchange shall be open for business.

     Section 1.32    "VWAP" shall mean the volume weighted
average price of the Company's Common Stock as quoted by Bloomberg, L.P.


                           ARTICLE II.
                            Advances

     Section 2.1.   Investments.

          (a) Advances. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII hereof), on any Advance Notice Date the Company may request an Advance by the Investor by the delivery of an Advance Notice. The number of shares of Common Stock that the Investor shall receive for each Advance shall be determined by dividing the amount of the Advance by the Purchase Price. No fractional shares shall be issued. Fractional shares shall be rounded to the next higher whole number of shares. The aggregate maximum amount of all Advances that the Investor shall be obligated to make under this Agreement shall not exceed the Commitment Amount.

     Section 2.2.   Mechanics.

          (a) Advance Notice. At any time during the Commitment Period, the Company may deliver an Advance Notice to the Investor, subject to the conditions set forth in Section 7.2; provided, however, the amount for each Advance as designated by the Company in the applicable Advance Notice, shall not be more than the Maximum Advance Amount. The aggregate amount of the Advances pursuant to this Agreement shall not exceed the Commitment Amount. The Company acknowledges that the Investor may sell shares of the Company's Common Stock corresponding with a particular Advance Notice on the day the Advance Notice is received by the Investor. There will be a minimum of six (6) Trading Days between each Advance Notice Date.

          (b) Date of Delivery of Advance Notice. An Advance Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 12:00 noon Eastern Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 noon Eastern Time on a Trading Day or at any time on a day which is not a Trading Day. No Advance Notice may be deemed delivered, on a day that is not a Trading Day.

          (c) Pre-Closing Share Credit. Within two (2) business days after the Advance Notice Date, the Company shall credit shares of the Company's Common Stock to the balance account of
Butler Gonzalez LLP (the "Escrow Agent" and/or "Investor's Counsel") with The Depository Trust Company through its Deposit Withdrawal At Custodian system, in an amount equal to the amount of the requested Advance divided by the closing Bid Price of the Company's Common Stock as of the Advance Notice Date multiplied by one point one (1.1). Any adjustments to the number of shares to be delivered to the Investor at the Closing as a result of fluctuations in the closing Bid Price of the Company's Common Stock shall be made as of the date of the Closing. Any excess shares shall be credited to the next Advance. In no event shall the number of shares issuable to the Investor pursuant to an Advance cause the Investor to own in excess of nine and 9/10 percent (9.9%) of the then outstanding Common Stock of the Company, provided, however, that said limitation shall reduce the amount of an Advance only if the Investor gives the Company, with
(1) business day after an Advance Notice Date, written notice of the maximum shares of the Company's Common Stock which may be issued to the Investor without exceeding the limit setforth herein, in which case the amount of the Advance will be reduced to conform to the limit setforth herein.

          (d) Hardship. In the event the Investor sells the Company's Common Stock pursuant to subsection (c) above and the Company fails to perform its obligations as mandated in Section
2.5 and 2.2 (c), and specifically fails to provide the Investor with the shares of Common Stock for the applicable Advance, the Company acknowledges that the Investor shall suffer financial hardship and therefore shall be liable for any and all losses, commissions, fees, or financial hardship caused to the Investor.

     Section 2.3. Closings. On each Advance Date, which shall be six (6) Trading Days after an Advance Notice Date, (i) the Company shall deliver to the Investor's Counsel pursuant to the Escrow Agreement, shares of the Company's Common Stock, representing the amount of the Advance by the Investor pursuant to Section 2.1 herein net of the Pre-Closing Share Credit pursuant to Section 2.2 (c) hereof, and (ii) the Investor shall deliver to the Investor's Counsel the amount of the Advance specified in the Advance Notice by wire transfer of immediately available funds in accordance with the Escrow Agreement. In addition, on or prior to the Advance Date, each of the Company and the Investor shall deliver to the other through the Investor's Counsel all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein as well as the Joint Writtem Direction and Common Stock Joint Written Direction required by the Escrow Agreement. Payment of funds to the Company and delivery of the Company's Common Stock to the Investor shall occur in accordance with the conditions set forth above and those contained in the Escrow Agreement; provided, however, that to the extent the Company has not paid the fees, expenses, and disbursements of the Investor and/or the Investor's counsel in accordance with Section 12.4, the amount of such fees, expenses, and disbursements may be deducted by the Investor (and shall be paid to the relevant party) from the amount of the Advance with no reduction in the amount of shares of the Company's Common Stock to be delivered on such Advance Date.

     Section 2.4. Termination of Investment. The obligation of the Investor to make an Advance to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days, other than due to the acts of the
Investor, during the Commitment Period, and (ii) the Company shall at any time fail materially to comply with the requirements of Article VI and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that this termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to such Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC.

     Section 2.5.   Agreement to Advance Funds.

          (a)    The  Investor  agrees  to  advance  the   amount
specified in the Advance Notice to the Company after the completion of each of the following conditions and the other conditions set forth in this Agreement:

               (i) the execution and delivery by the Company, and the Investor, of this Agreement, and the Exhibits hereto;

               (ii) Investor's Counsel shall have received the shares of Common Stock applicable to the Advance in accordance with Section 2.2(c) hereof;

               (iii)      the  Company's  Registration  Statement
with respect to the resale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement shall have been declared effective by the SEC;

               (iv) the Company shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities, or shall have the availability of exemptions therefrom. The sale and issuance of the Registrable Securities shall be legally permitted by all laws and regulations to which the Company is subject;

               (v) the Company shall have filed with the Commission in a timely manner all reports, notices and other documents required of a "reporting company" under the Exchange
Act and applicable Commission regulations;

               (vi) the fees as set forth in Section 12.4 below shall have been paid or can be withheld as provided in Section
2.3; and

               (vii)     the conditions set forth in Section  7.2
shall have been satisfied.

               (viii)     The Company's transfer agent  shall  be
DWAC eligible.

     Section 2.6.   Lock Up Period.

               (i) During the Commitment Period, the Company shall not, issue or sell (i) any Common Stock or Preferred Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance or (ii) issue or sell any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance.

               (ii) On the date hereof, the Company shall obtain from each officer and director a lock-up agreement, as defined below, in the form annexed hereto as Schedule 2.6(b) agreeing to only sell in compliance with the volume limitation of Rule 144.


                          ARTICLE III.
           Representations and Warranties of Investor

     Investor hereby represents and warrants to, and agrees with, the Company that the following are true and as of the date hereof and as of each Advance Date:

     Section 3.1. Organization and Authorization. The Investor is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority to purchase and hold the securities issuable hereunder. The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments (including, without limitations, the Registration Rights Agreement), on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

     Section 3.2. Evaluation of Risks. The Investor has such knowledge and experience in financial tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.

     Section 3.3. No Legal Advice From the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

     Section  3.4.    Investment Purpose; Delivery  Purpose.  The
securities are being purchased by the Investor for its own account, for investment and without any view to the distribution, assignment or resale to others or fractionalization in whole or in part. The Investor agrees not to assign or in any way transfer the Investor's rights to the securities or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws. No other person has or will have a direct or indirect beneficial interest in the securities. The Investor agrees not to sell, hypothecate or otherwise transfer the Investor's securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available. The Investor further Agrees that it shall not sell or otherwise transfer any of the Investor's securities unless the securities are accompanied by or preceed by the prospectus contained in the Registration Statement filed pursuant to the Registration Rights Agreement, dated the date hereof, as then amended, or unless the Investor shall be entitled to and relying upon an exemption from the prospectus delivery requirements of Section 5 of the Securities Act.

     Section  3.5.    Accredited Investor.  The  Investor  is  an
"Accredited Investor" as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

     Section 3.6. Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Investor to obtain information from the Company in order to evaluate the merits and risks of this investment. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

     Section 3.7. Receipt of Documents. The Investor and its counsel has received and read in their entirety: (i) this Agreement and the Exhibits annexed hereto; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants;
(iii) the Company's Form 10-KSB for the year ended year ended December 31, 2002 and Form 10-QSB for the periods ended March 31, 2003 and June 30, 2003; and (iv) answers to all questions the Investor submitted to the Company regarding an investment in the Company; and the Investor has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

     Section  3.8.    Registration Rights  Agreement  and  Escrow
Agreement.  The parties have entered into the Registration Rights
Agreement and the Escrow Agreement, each dated the date hereof.

     Section  3.9.    No  General  Solicitation.   Neither   the
Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the shares of Common Stock offered hereby.

     Section 3.10. Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any "Affiliate" of the Company (as that term is defined in Rule 405 of the Securities Act). Neither the Investor nor its Affiliates has an open short position in the Common Stock of the Company, and the Investor agrees that it will not, and that it will cause its Affiliates not to, engage in any short sales of or hedging transactions with respect to the Common Stock, provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor will sell the Shares to be issued to the Investor pursuant to the Advance Notice, even if the Shares have not been delivered to the Investor.


                           ARTICLE IV.
          Representations and Warranties of the Company

     Except as stated below, on the disclosure schedules attached hereto or in the SEC Documents (as defined herein), the Company hereby represents and warrants to, and covenants with, the Investor that the following are true and correct as of the date hereof:

     Section 4.1. Organization and Qualification. The Company is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

     Section 4.2. Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Escrow Agreement, the
Placement Agent Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Placement Agent Agreement and assuming the execution and delivery thereof and acceptance by the Investor and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     Section 4.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock of which 5,641,028 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the SEC Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in the SEC Documents, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities (iii) there are no outstanding registration statements other than on Form S-8 and (iv) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement). There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein. The Company has furnished to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

     Section 4.4. No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not
(i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected and which would cause a Material Adverse Effect. Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance, regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Registration Rights Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any fact or circumstance which might give rise to any of the foregoing.

     Section 4.5. SEC Documents; Financial Statements. Since December 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Exchange Act. The Company has delivered to the Investor or its representatives, or made available through the SEC's website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the financial statements of the Company disclosed in the SEC Documents (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.6. 10b-5. The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 4.7. No Default. Except as disclosed in the SEC Documents, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or any of the exhibits or attachments hereto will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under its Certificate of Incorporation, By-Laws, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound, or any statute, or any decree, judgment, order, rules or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, in each case which default, lien or charge is likely to cause a Material Adverse Effect on the Company's business or financial condition.

     Section 4.8. Absence of Events of Default. Except for matters described in the SEC Documents and/or this Agreement, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect on the Company's business, properties, prospects, financial condition or results of operations.

     Section 4.9. Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

     Section 4.10. Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

     Section 4.11. Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

     Section 4.12. Title. Except as set forth in the SEC Documents, the Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

     Section 4.13. Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

     Section 4.14. Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

     Section 4.15. Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     Section 4.16. No Material Adverse Breaches, etc. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect on
the   business,  properties,  operations,  financial   condition,
results of operations or prospects of the Company or its subsidiaries. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company's officers, has or is expected to have a Material Adverse
Effect   on   the  business,  properties,  operations,  financial
condition, results of operations or prospects of the Company or its subsidiaries.

     Section 4.17. Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company's subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a Material Adverse Effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a Material Adverse Effect on the business, operations, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

     Section 4.18. Subsidiaries. Except as disclosed in the SEC Documents, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

     Section 4.19. Tax Status. The Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

     Section 4.20. Certain Transactions. Except as set forth in the SEC Documents none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     Section 4.21. Fees and Rights of First Refusal. Except as set forth in the SEC Documents, the Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

     Section 4.22. Use of Proceeds. The Company represents that the net proceeds from this offering will be used for general corporate purposes. However, in no event shall the net proceeds from this offering be used by the Company for the payment (or loaned to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee of the Company, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to the Company, or the Company has indemnified such person from liability.

     Section 4.23. Further Representation and Warranties of the Company. For so long as any securities issuable hereunder held by the Investor remain outstanding, the Company acknowledges, represents, warrants and agrees that it will maintain the listing of its Common Stock on the Principal Market

     Section 4.24.  Opinion of Counsel.  Investor shall  receive
an  opinion  letter  from Robert Brantl, Esq.,   counsel  to  the
Company on the date hereof.

     Section 4.25. Opinion of Counsel. The Company will obtain for the Investor, at the Company's expense, any and all opinions of counsel which may be reasonably required in order to sell the securities issuable hereunder without restriction.

     Section 4.26. Dilution. The Company is aware and acknowledges that issuance of shares of the Company's Common Stock could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.


                           ARTICLE V.
                         Indemnification

     The Investor and the Company represent to the other the following with respect to itself:

     Section 5.1.   Indemnification.

          (a) In consideration of the Investor's execution and delivery of this Agreement, and in addition to all of the
Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Investor Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee not arising out of any action or inaction of an Investor Indemnitee, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

          (b)   In  consideration of the Company's execution  and
delivery of this Agreement, and in addition to all of the Investor's other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Company Indemnitees") from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement, the Registration Rights Agreement, or any instrument or document contemplated hereby or thereby executed by the Investor, (b) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement, the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on misrepresentations or due to a breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.


                           ARTICLE VI.
                    Covenants of the Company

     Section 6.1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof.

     Section 6.2. Listing of Common Stock. The Company shall maintain the Common Stock's authorization for quotation on the National Association of Securities Dealers Inc's Over the Counter
Bulletin Board.

     Section 6.3. Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Exchange Act.

     Section 6.4. Transfer Agent Instructions. Not later than two (2) business days after each Advance Notice Date and prior to each Closing, the Company will deliver instructions to its transfer agent to issue shares of Common Stock free of restrictive legends. The Company's instructions shall be made in reliance upon the undertaking by the Investor, set forth in
Section  3.4  hereof, to deliver a prospectus in compliance  with
Section 5 of the Securities Act in connection with each sale of the Common Stock.

     Section 6.5. Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

     Section   6.6.     Notice   of  Certain   Events   Affecting
Registration; Suspension of Right to Make an Advance. The Company will immediately notify the Investor upon its becoming aware of the occurrence of any of the following events in respect of a registration statement or related prospectus relating to an offering of Registrable Securities: (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the registration statement or related prospectus; (ii) the issuance by the SEC or any other Federal or state governmental authority of any stop order suspending the effectiveness of the
Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus of any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Advance Notice during the continuation of any of the foregoing events.

     Section 6.7. Expectations Regarding Advance Notices. Within ten (10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company must notify the Investor, in writing, as to its reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of Advance Notices. Such notification shall constitute only the Company's good faith estimate and shall in no way obligate the Company to raise such amount, or any amount, or otherwise limit its ability to deliver Advance Notices. The failure by the Company to comply with this provision can be cured by the Company's notifying the Investor, in writing, at any time as to its reasonable expectations with respect to the current calendar quarter.

     Section 6.8. Restriction on Sale of Capital Stock. During the Commitment Period, the Company shall not issue or sell (i) any Common Stock or Preferred Stock without consideration or for a consideration per share less than the bid price of the Common Stock determined immediately prior to its issuance, (ii) issue or sell any Preferred Stock warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than such Common Stock's Bid Price determined immediately prior to its issuance, or (iii) file any registration statement on Form S-8.

     Section 6.9. Consolidation; Merger. The Company shall not, without ten (10) business days prior written notice to the Investor, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

     Section 6.10.  Issuance of the Company's Common Stock.   The
sale of the shares of Common Stock shall be made in accordance with the provisions and requirements of Regulation D and any applicable state securities law.


                          ARTICLE VII.
        Conditions for Advance and Conditions to Closing

     Section 7.1. Conditions Precedent to the Obligations of the Company. The obligation hereunder of the Company to issue and sell the shares of Common Stock to the Investor incident to each Closing is subject to the satisfaction, or waiver by the Company, at or before each such Closing, of each of the conditions set forth below.

          (a)   Accuracy  of  the Investor's Representations  and
Warranties.   The representations and warranties of the  Investor
shall be true and correct in all material respects.

          (b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

     Section  7.2.    Conditions Precedent to the  Right  of  the
Company to Deliver an Advance Notice and the Obligation of the Investor to Purchase Shares of Common Stock. The right of the
Company to deliver an Advance Notice and the obligation of the Investor hereunder to acquire and pay for shares of the Company's Common Stock incident to a Closing is subject to the fulfillment by the Company, on (i) the date of delivery of such Advance Notice and (ii) the applicable Advance Date (each a "Condition Satisfaction Date"), of each of the following conditions:

          (a) Registration of the Common Stock with the SEC. The Company shall have filed with the SEC a Registration Statement with respect to the resale of the Registrable
Securities in accordance with the terms of the Registration Rights Agreement. As set forth in the Registration Rights Agreement, the Registration Statement shall have previously become effective and shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and the Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action), and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist. The Registration Statement must have been declared effective by the SEC prior to the first Advance Notice Date.

          (b) Authority. The Company shall have obtained all permits and qualifications required by any applicable state in accordance with the Registration Rights Agreement for the offer and sale of the shares of Common Stock, or shall have the availability of exemptions therefrom. The sale and issuance of the shares of Common Stock shall be legally permitted by all laws and regulations to which the Company is subject.

          (c)   Fundamental Changes. There shall  not  exist  any
fundamental  changes  to  the  information  set  forth   in   the
Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

          (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement (including, without limitation, the conditions specified in Section 2.5 hereof) and the Registration Rights
Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

          (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

          (f) No Suspension of Trading in or Delisting of Common Stock. The trading of the Common Stock is not suspended by the SEC or the Principal Market (if the Common Stock is traded on a Principal Market). The issuance of shares of Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market (if the Common Stock is traded on a Principal Market). The Company shall not have received any notice threatening the continued listing of the Common Stock on the Principal Market (if the Common Stock is traded on a Principal Market).

          (g) Maximum Advance Amount. The amount of the any Advance requested by the Company shall not exceed the Maximum Advance Amount. In addition, upon compliance by the Investor with the notice requirement setforth in Section 2.2 (c) hereof, the number of shares issuable to the Investor pursuant to an Advance shall not cause the Investor to own in excess of nine and 9/10 percent (9.9%) of the then outstanding Common Stock of the Company.

          (h) No Knowledge. The Company has no knowledge of any event which would be more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective.

          (i)   Other.  On each Condition Satisfaction Date,  the
Investor shall have received the certificate executed by an officer of the Company in the form of Exhibit A attached hereto.


                          ARTICLE VIII.
 Due Diligence Review; Non-Disclosure of Non-Public Information

     Section 8.1. Due Diligence Review. Prior to the filing of the Registration Statement the Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor, any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.





     Section 8.2.   Non-Disclosure of Non-Public Information.

          (a) The Company shall not disclose non-public information to the Investor, advisors to or representatives of the Investor unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

          (b) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this
Section 8.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


                           ARTICLE IX.
                   Choice of Law/Jurisdiction

     Section 9.1. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County, New Jersey and the United States District Court of New Jersey, sitting in Newark, New Jersey, for the adjudication of any civil action asserted pursuant to this paragraph.


                           ARTICLE X.
                     Assignment; Termination

     Section 10.1. Assignment. Neither this Agreement nor any rights of the Company hereunder may be assigned to any other
Person.

     Section 10.2. Termination. The obligations of the Investor to make Advances under Article II hereof shall terminate twenty-four (24) months after the Effective Date.


                           ARTICLE XI.
                             Notices

     Section 11.1. Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally;
(ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:    Rascals International Inc.
                          414 Eagle Rock Avenue - Suite 308
                          West Orange, NJ 07052
                          Attention:     Ed Rodriguez, Chairman and CEO
                          Telephone:     (973) 243-8080
                          Facsimile:     (973) 243-8091

With a copy to:           Robert Brantl, Esq,
                          322 4th Street
                          Brooklyn, NY 11215
                          Telephone:     (718) 768-6045
                          Facsimile:     (718)  965-4042

If to the Investor(s):    Cornell Capital Partners, LP
                          101 Hudson Street -Suite 3606
                          Jersey City, NJ 07302
                          Attention:     Mark Angelo, Portfolio Manager
                          Telephone:     (201) 985-8300
                          Facsimile:     (201) 985-8266

With a Copy to:           Butler Gonzalez LLP
                          1000 Stuyvesant Avenue - Suite 6
                          Union, NJ 07083
                          Attention:     David Gonzalez, Esq.
                          Telephone:     (908) 810-8588
                          Facsimile:     (908) 810-0973

Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.


                          ARTICLE XII.
                          Miscellaneous

     Section 12.1. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

     Section 12.2. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

     Section 12.3. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

     Section 12.4. Fees and Expenses. The Company hereby agrees to pay the following fees:

          (a) Legal Fees. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that upon the execution of the Agreement the
Company shall issue to Butler Gonzalez LLP twelve thousand (12,000) shares of the Company's Common Stock, for legal, administrative, and escrow fees (the ("Investor's Counsel's Shares"). Subsequently on each advance date, the Company will pay Butler Gonzalez LLP, the sum of Five Hundred Dollars ($500) for legal, administrative and escrow fees directly out the proceeds of any Advances hereunder.

          (b)  Commitment Fees.

               (i) On each Advance Date the Company shall pay to the Investor, directly from the gross proceeds held in escrow, an amount equal to four percent (4%) of the amount of each Advance. The Company hereby agrees that if such payment, as is described above, is not made by the Company on the Advance Date, such payment will be made at the direction of the Investor as outlined and mandated by Section 2.3 of this Agreement.

               (ii) Upon the execution of this Agreement the Company shall issue to the Investor two hundred ninety thousand
(290,000)  shares of the Company's Common Stock (the  "Investor's
Shares").

               (iii)      Fully Earned.  The Investor's Counsel's
Shares and the Investor's Shares shall be deemed fully earned as of the date hereof.

               (iv) Registration Rights.  The Investors Counsel's
Shares   and   the  Investor's  Shares  will  have   "piggy-back"
registration rights.

     Section 12.5. Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

     Section 12.6. Confidentiality. If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party's domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]









     IN WITNESS WHEREOF, the parties hereto have caused this Line of Credit Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                              COMPANY:
                              RASCALS INTERNATIONAL INC.

                              By:
                              Name:     Ed Rodriguez
                              Title:    Chairman and Chief Executive
                              Officer


                              INVESTOR:
                              CORNELL CAPITAL PARTNERS, LP

                              By:  Yorkville Advisors, LLC
                              Its: General Partner

                              By:
                              Name:     Mark Angelo
                              Title:    Portfolio Manager





                            EXHIBIT A


              ADVANCE NOTICE/COMPLIANCE CERTIFICATE


                   RASCALS INTERNATIONAL INC.



     The undersigned, ________________hereby certifies, with respect to the sale of shares of Common Stock of Rascals International Inc., (the "Company"), issuable in connection with this Advance Notice and Compliance Certificate dated ___________________ (the "Notice"), delivered pursuant to the Equity Line of Credit Agreement (the "Agreement"), as follows:

     1. The undersigned is the duly elected President of the Company.

     2. There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post effective amendment to the Registration
Statement.

     3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Advance Date related to the Notice and has complied in all material respects with all obligations and conditions contained in the Agreement.

     4.   The Advance requested is _____________________.

     The undersigned has executed this Certificate this ____ day of _________________.

                            RASCALS INTERNATIONAL INC.


                            By:
                            Name:     Ed Rodriguez
                            Title:    Chairman & Chief Executive
                            Officer




                        SCHEDULED 2.6(b)


                   RASCALS INTERNATIONAL INC.

     The undersigned hereby agrees that for a period commencing on the date hereof and expiring on the termination of the Agreement dated ________________ between Rascals International Inc., (the "Company"), and Cornell Capital Partners, LP, (the
"Investor") (the "Lock-up Period"), he, she or it will not, directly or indirectly, without the prior written consent of the Investor, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of except pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, any securities of the Company, including common stock or options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any common stock (whether or not beneficially owned by the undersigned), or any beneficial interest therein (collectively, the "Securities").

     In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Company's securities with respect to any of the Securities registered in the name of the undersigned or beneficially owned by the undersigned, and the undersigned hereby confirms the undersigned's investment in the Company.

Dated: _______________, 2003

                              Signature



                              Address:
                              City, State, Zip Code:



                              Print Social Security Number
                              or Taxpayer I.D. Number

                *       *       *       *       *







                                   EXHIBIT 23-b

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2 of our report dated April 10, 2003 with respect to the financial statements of Rascals International, Inc. and Subsidiaries for the years ended December 31, 2002 and 2001.

                              /s/ Rosenberg Rich Baker Berman & Company
                              --------------------------------------------
                              Rosenberg Rich Baker Berman & Company



Bridgewater, New Jersey
December 16, 2003